Exhibit 10.33
NOTE: Employees or agents of Landlord have no authority to make or agree to make a lease or any other occupancy agreement relating to the Premises. The submission of this document for examination and negotiation does not constitute an offer to lease, or a reservation of, or option for, the Premises, and this document shall become effective and binding only upon the execution and delivery hereof by both Landlord and Tenant.
LEASE AGREEMENT
By and Between
BRIGHTON LANDING, LLC
as “Landlord”
and
AMICAS, INC.
as “Tenant”
BRIGHTON LANDING
Dated as of: October 18, 2007

BRIGHTON LANDING
OFFICE LEASE
TABLE OF EXHIBITS

ITEM EXHIBIT
1. Condominium Site Plan	A

2. Premises Plan	B

3. Tenant Improvement Drawings and Specifications	C

4. Property Tax Schedule	D

5. Rules and Regulations	E

6. Cleaning Specifications	F

7. Memorandum of Understanding Letter	G

8. Additional Insured Endorsement Schedule	H

i

BRIGHTON LANDING
OFFICE LEASE
LEASE AGREEMENT
     This Lease Agreement dated as of October 18, 2007, is by and between Brighton Landing, LLC, a Delaware limited liability company with its principal place of business at 20 Guest Street, Brighton Landing East, Suite 100, Brighton, Massachusetts, 02135, and AMICAS, Inc., a Delaware corporation with its principal place of business at 20 Guest Street, Brighton Landing East, Suite 400, Brighton, Massachusetts, 02135.
     For good consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:
ARTICLE I REFERENCE DATA
1.1	SUBJECTS REFERRED TO:
     Each reference in this Lease to any of the following subjects shall be construed to incorporate the data stated for that subject in this Section 1.1:
ALLOWANCE FOR TENANT’S WORK:
None. Prior to the Term Commencement Date, Landlord shall perform the Tenant Improvement Work at Landlord’s sole cost and expense.
ANNUAL BASE RENT:
Annual Base Rent per square foot of Rentable Floor Area for the first partial month and each year of the Lease thereafter shall be as follows:
January 12, 2008 through January 11, 2009: Twenty-Nine and 00/100 Dollars ($29.00) per square foot of Rentable Floor Area.
January 12, 2009 through January 11, 2010: Thirty and 00/100 Dollars ($30.00) per square foot of Rentable Floor Area.
January 12, 2010 through January 11, 2011: Thirty-One and 00/100 Dollars ($31.00) per square foot of Rentable Floor Area.
January 12, 2011 through January 11, 2012: Thirty-Two and 00/100 Dollars ($32.00) per square foot of Rentable Floor Area.
January 12, 2012 through January 11, 2013: Thirty-Three and 00/100 Dollars ($33.00) per square foot of Rentable Floor Area.

ANNUAL RENT:
For any year during the Term, the sum of (i) Annual Base Rent, (ii) the Tenant’s Share of Excess Operating Costs for such year, (iii) the Tenant’s Share of Excess Property Taxes for such year, and (iv) any additional rent due pursuant to the terms of this Lease.
BOMA STANDARD:
The Standard Method for Measuring Floor Area in Office Buildings, an American National Standard, ANSI/BOMA Z65.1-1996, as approved by the American National Standards Institute, Inc. on June 7, 1996, and published by Building Owners and Managers Association International (BOMA). The Rentable Floor Area of the Premises and the Rental Floor Area of the East Unit have been measured by Landlord’s architect in accordance with the BOMA Standard.
BRIGHTON LANDING CONDOMINIUM:
The Brighton Landing Condominium established pursuant to that certain Master Deed dated April 30, 2002, and filed with the Suffolk County Registry District of the Land Court on May 3, 2003 as File Number 49675, as amended to date.
BROKER(S):
Cushman & Wakefield of Massachusetts, Inc. of 125 Summer Street, Boston, MA 02110 and NAI Hunneman Commercial Company. Landlord shall be responsible for paying lease commission in accordance with its agreement with Cushman & Wakefield.
BUILDING HOLIDAYS:
President’s Day; Patriot’s Day; Memorial Day; Independence Day; Labor Day; Columbus Day; Thanksgiving Day; Christmas Day, and the following day when such day occurs on a Sunday; and New Year’s Day.
CLEANING SPECIFICATIONS:
The Cleaning Specifications for the East Unit and the Condominium Common Elements as set forth on Exhibit F appended hereto.
CONDOMINIUM DOCUMENTS:
The Master Deed, Declaration of Trust, Condominium Bylaws, Condominium Rules and Regulations, As-Built Condominium Plans and the other relevant documents governing the Brighton Landing Condominium.
CONDOMINIUM GENERAL COMMON ELEMENTS:
The General Common Elements of the Brighton Landing Condominium, as more particularly defined in the Condominium Documents.

CONDOMINIUM SITE PLAN:
The Condominium Site Plan contained in the As-Built Condominium Plans, a copy of which is attached hereto as Exhibit A.
EAST UNIT:
The East Unit of the Brighton Landing Condominium, as more particularly defined in the Condominium Documents and more particularly shown on the Condominium Site Plan.
EXCESS OPERATING COSTS:
For any year during the Term after the Operating Cost Base Year, the remainder of actual Operating Costs for such year minus Operating Costs for the Operating Cost Base Year.
EXCESS PROPERTY TAXES:
For any Property Tax Year during the Term after the Property Tax Base Year, the remainder of the Property Taxes for such Property Tax Year minus the Property Taxes for the Property Tax Base Year, except as otherwise provided in Section 4.4 hereof.
EXTENSION TERM(S):
Two (2) Extension Terms of three (3) years each.
EXTENSION TERM ANNUAL BASE RENT:
Fair Market Rent, determined in accordance with Section 4.2 hereof.
LANDLORD:
Brighton Landing, LLC, a Delaware limited liability company.
LANDLORD’S ADDRESS:
Brighton Landing East, 20 Guest Street, Suite 100, Brighton, Massachusetts, 02135.
LEASE TERM OR TERM:
The Original Term together with any Extension Terms.
LOWER SOUTH BUILDING PARKING GARAGE LIMITED COMMON ELEMENT:
The Lower South Building Parking Garage Limited Common Element of the Brighton Landing Condominium, as more particularly defined in the Condominium Documents.

MANAGING AGENT:
B.V. Leasing and Management, LLC., with an address of Brighton Landing East, 20 Guest Street, Suite 100, Brighton, Massachusetts, 02135.
NORTH PARCEL:
The North Parcel of the Brighton Landing Condominium, as more particularly defined in the Condominium Documents.
OPERATING COSTS:
Operating Costs is defined in Section 4.5 hereof.
OPERATING COST BASE YEAR:
For the Original Term, the Operating Cost Base Year shall be Calendar Year 2008. The Operating Cost Base Year for any Extension Term shall be the Calendar Year in which any such Extension Term commences.
ORIGINAL TERM:
Five Years.
PERMITTED USES:
Business office and uses customarily accessory thereto (including ancillary computer and data rooms), as permitted by applicable law.
PREMISES:
The area within the East Unit to be leased by the Tenant hereunder, consisting of the Fourth Floor of the East Unit as more particularly shown on the Premises Plan attached hereto as Exhibit B. The street address of the Premises will be 20 Guest Street, Brighton Landing East, Suite 400, Brighton, Massachusetts, 02135.
PROPERTY TAXES:
For any Property Tax Year during the Term, the actual property taxes applicable to the East Unit, and Thirty-Eight and 77/100 percent (38.77%) of the actual property taxes applicable to the South Unit, for such Property Tax Year. For the purposes of this Lease, the term Property Taxes shall mean all taxes, assessments and fees levied upon the East Unit, the South Unit and/or the Condominium Common Elements, including, without limitation, the property of the Landlord located therein or the rents collected therefrom (the “Taxable Property”), by any governmental entity based upon the ownership, leasing, renting or operation of such Taxable Property, including all costs and expenses of protesting any such taxes, assessments or fees (but only to the extent that such protests actually results in such taxes, assessments or fees being lowered), but shall not include any net income, capital stock, succession, transfer, franchise, gift, estate or inheritance taxes; provided, however, if at any time during the Term, a tax or excise on income is levied or assessed by any governmental entity in lieu of or as a substitute for, in whole or in part, real estate taxes or other ad valorem taxes on such Taxable Property, such tax shall constitute and be included in the Property Taxes.
PROPERTY TAX BASE YEAR:
The Property Tax Base Year for the Original Term shall be the Property Tax Year for 2008 (meaning the Property Tax Year commencing July 1, 2007 and ending June 30, 2008). Except as otherwise provided in Section 4.4 hereof, the Property Tax Base Year for any Extension Term shall be the Property Tax Year during which such Extension Term commences.
PROPERTY TAX YEAR:
The fiscal property tax year for the City of Boston, as the same may be amended by the City of Boston from time to time. The Property Tax Year presently runs from July 1 to June 30 (e.g., the 2008 Property Tax Year runs from July 1, 2007 to June 30, 2008).
RENTABLE FLOOR AREA OF THE EAST UNIT:
228,901 Square Feet, based on the BOMA Standard.
RENTABLE FLOOR AREA OF THE PREMISES:
27,081 Square Feet, based on the BOMA Standard.
RENT COMMENCEMENT DATE:
The Rent Commencement Date shall be the same date as the Term Commencement Date.
RULES AND REGULATIONS:
The rules and regulations for the Property as adopted by Landlord, the current version which is as set forth on Exhibit E appended hereto, as the same may be reasonably amended by Landlord from time to time, and which apply generally to all of the tenants of the East Unit.
SECURITY DEPOSIT:
Ninety-Eight Thousand Dollars ($98,000.00)
SOUTH BUILDING PARKING GARAGE:
The South Building Parking Garage of the Brighton Landing Condominium, as more particularly defined in the Condominium Documents.

SOUTH PARCEL:
The South Parcel of the Brighton Landing Condominium, as more particularly defined in the Condominium Documents.
TENANT:
Amicas, Inc., a Delaware corporation.
TENANT’S ADDRESS (FOR NOTICE AND BILLING):
Prior to Occupancy of the Premises:
20 Guest Street, Brighton Landing East
Suite 400
Brighton, Massachusetts, 02135.
     After Occupancy of the Premises:
20 Guest Street, Brighton Landing East
Suite 400
Brighton, Massachusetts, 02135.
TENANT IMPROVEMENT DRAWINGS AND SPECIFICATIONS:
Landlord shall perform the Tenant Improvement Work in accordance with the Tenant Improvement Drawings and Specifications for the Premises set forth on Exhibit C attached hereto.
TENANT IMPROVEMENT WORK:
The Tenant Improvement Work to be completed by the Landlord within the Premises, at Landlord’s sole cost and expense consisting of the following: (a) construct two offices in the Premises in substantially the same style as the existing offices; and (b) paint the Premises, all in accordance with the specifications set forth in the Tenant Improvement Drawings and Specifications.
TENANT IMPROVEMENT WORK SCHEDULE:
     The Tenant Improvement Work to be performed by Landlord in accordance with the terms hereof shall be completed prior to the Term Commencement Date.
TENANT’S PERCENTAGE:
The result of dividing the Rentable Floor Area of the Premises by 95% of the Rentable Floor Area of the East Unit, such result being Twelve and 45/100 percent (12.45%).

TENANT’S SHARE OF EXCESS OPERATING COSTS:
For any calendar year during the Term after the Operating Cost Base Year, the product of the Excess Operating Costs for such year, multiplied by the Tenant’s Percentage.
TENANT’S SHARE OF EXCESS PROPERTY TAXES:
For any Property Tax Year during the Term after the Property Tax Base Year, the product of the Excess Property Taxes for such Property Tax Year multiplied by the Tenant’s Percentage, except as otherwise provided in Section 4.4 hereof.
TERM COMMENCEMENT DATE:
The Term Commencement Date shall mean January 12, 2008.
ARTICLE II PREMISES AND TERM
2.1	DESCRIPTION OF PREMISES.
     Subject to and with the benefit of the provisions of this Lease, Landlord hereby leases to Tenant, and Tenant leases from Landlord, the Premises.
     Tenant shall have, as appurtenant to the Premises, the right to use in common with others entitled thereto: (i) the common lobbies, corridors, stairways, elevators and loading platform of the East Unit; (ii) the General Common Areas of the Condominium; and (iii) Eighty-One (81) undesignated, covered parking spaces (at no extra charge or expense) in the Lower South Building Parking Garage Limited Common Element. Such appurtenant rights shall be subject to (i) reasonable rules of general applicability to tenants of the East Unit from time to time made by Landlord of which Tenant is given notice; and (ii) the terms and conditions of the Condominium Documents.
     Landlord reserves the right from time to time, so long as same does not result in unreasonable interference with Tenant’s use or access to the Premises, (i) to install, repair, replace, use, maintain and relocate for service to the Premises, service fixtures and equipment wherever located in the East Unit, and (ii) to alter or relocate any common facilities of the East Unit or the General Common Elements of the Brighton Landing Condominium. Landlord also reserves the right at all reasonable times, upon twenty-four (24) hours advance notice (except only such reasonable notice as is practicable under the circumstances is required in the event of an emergency), to enter upon the Premises, to inspect the Premises and in Landlord’s reasonable discretion, to make repairs, alterations or substitutions for the protection and maintenance of the East Unit and/or the Condominium Common Elements, or any part thereof, and, only during the last twelve (12) months of the Term, to show the Premises to others. Landlord will exercise reasonable efforts to minimize disruption to Tenant’s business and will not materially diminish the attractiveness or functionality of the Premises.

2.2	SIGNAGE.
     Tenant will be permitted to have identification signage at the main entrance to the Premises, subject to Landlord’s approval of design and location (which approval shall not be unreasonably withheld or delayed), and standard signage on the directory in the common lobby serving the East Unit. Such signage shall be at Tenant’s sole cost and expense. Tenant will have no right to any other signage visible from outside of the Premises.
2.3	TERM.
     To have and to hold for a period commencing on the Term Commencement Date and continuing for the Term, unless sooner terminated as provided herein.
2.4	OPTION TO EXTEND.
     Subject to the then-existing renewal or expansion options of New Balance Athletic Shoe, Inc. pursuant to the terms of its lease of certain premises in the East Building, Tenant shall have the right and option to extend the Term for two (2) additional periods of three (3) years each (the “Extension Terms”) commencing with respect to the first Extension Term, upon the expiration of the Original Term, and, if applicable, with respect to the second Extension Term, commencing upon the expiration of the first Extension Term, provided that Tenant shall give Landlord notice of Tenant’s irrevocable exercise of such option at least nine (9) months prior to the expiration of the Term (as it may be extended pursuant hereto) and provided further that Tenant shall not be in default of any monetary obligation and shall not be in default of any non-monetary obligation beyond the expiration of any applicable cure period, at either the time of giving such notice or at the time of the commencement of the Extension Term in the performance or observance of any of the terms and provisions of this Lease on the part of the Tenant to be performed or observed. Prior to the exercise by Tenant of such first or second options, the expression “Term” shall mean the Original Term, and after the exercise by Tenant of such option, the expression “Term” shall mean the Original Term as it has been extended by the Extension Term. All of the terms, covenants, conditions, provisions and agreements in the Lease contained herein shall be applicable to the Extension Term except (i) Annual Base Rent for each such Extension Term shall be increased pursuant to provisions of Section 4.2 hereof, and (ii) the Operating Cost Base Year and the Property Tax Base Year for each such Extension Term shall be the Calendar Year and Property Tax Year, respectively, in which such Extension Term commences. If Tenant shall give notice of its exercise of said option to extend in the manner and within the time period provided aforesaid, the Term shall be extended upon the giving of such notice without the requirement of any further action on the part of either Landlord or Tenant. If Tenant shall fail to give timely notice of the exercise of any such option as aforesaid, Tenant shall have no right to extend the Term of this Lease, time being of the essence of the foregoing provisions. Within five (5) days of request to do so by either party, the other party shall execute and deliver written confirmation to the requesting party of Tenant’s exercise of the Extension Term.
2.5	SECURITY DEPOSIT.
     Upon the execution of this Lease, Tenant has deposited with Landlord as security for all of its obligations hereunder the Security Deposit. Subject to the provisions of applicable law,

Landlord shall have no obligation to maintain the Security Deposit in a segregated account or to pay any interest or other earnings thereon to Tenant. The Security Deposit is not intended as last month’s rent and Tenant must pay Annual Rent for such month as required herein.
     During the Term of the Lease, upon the occurrence of an Event of Default, Landlord may apply the Security Deposit against any or all of Tenant’s obligations hereunder, and upon such application, Tenant shall immediately restore the Security Deposit to the amount set forth herein. Within thirty (30) days of the expiration or termination of this Lease, Landlord may apply the Security Deposit against any or all of Tenant’s obligations hereunder, refunding any remaining balance to Tenant.
ARTICLE  III  CONSTRUCTION
3.1	DELIVERY OF PREMISES.
     Landlord covenants that it will construct the Tenant Improvement Work in conformance to the Tenant Improvement Drawings and Specifications prior to the Term Commencement Date.
3.2	PREPARATION OF PREMISES FOR OCCUPANCY.
     Landlord shall complete the Tenant Improvement Work prior the Term Commencement Date in accordance with the terms hereof, and (i) in a good and workmanlike manner; and (ii) in compliance with all applicable laws and lawful ordinances, regulations and orders of governmental authorities. The cost of any permits required to perform such work shall be borne by Landlord.
3.3	GENERAL PROVISIONS APPLICABLE TO CONSTRUCTION.
     Except for Cosmetic Alterations (as defined below) Tenant shall not make any alterations or additions to the Premises except in accordance with plans and specifications first approved by Landlord in its sole discretion.
     In the event that such alterations and/or additions are approved by Landlord and installed by Tenant in accordance with terms of this Lease, than all such alterations and/or additions shall become a part of the Premises, unless prior to the construction of such alterations and/or additions Landlord and Tenant agree in writing that all or part of such alterations and/or additions shall be removed by Tenant at the end of the Term, in which event the same shall be removed by Tenant in accordance with the provisions of Section 6.1.2. Notwithstanding the foregoing, the furniture and equipment of Tenant that is not attached to the structure or systems of the Building shall remain the Property of the Tenant. All of Tenant’s alterations and additions and installation and delivery of telephone systems, furnishings, and equipment shall be coordinated with any work being performed by Landlord and shall be performed in such manner, and by such persons as shall maintain harmonious labor relations and not cause any damage to the East Unit or the General or Limited Common Elements of the Brighton Landing Condominium, or interference with operation of the East Unit or the General or Limited Common Elements of the Brighton Landing Condominium, and, except for installation of furnishings, equipment and telephone systems, and shall be performed by licensed, insured contractors selected by Tenant; provided, however, that such contractors must be approved in advance by Landlord (which approval shall not be unreasonably withheld or delayed) and be financially stable, with a level of experience, in Landlord’s reasonable discretion, of successfully completing comparable projects on time without material construction defects and without labor or other disruptions, and, if requested by Landlord, have 100% payment and performance bonds or other similar security reasonably acceptable to Landlord. Before commencing any such work Tenant shall: secure all licenses and permits necessary therefor, if any; and cause each contractor to carry (i) worker’s compensation insurance in statutory amounts covering all the contractor’s and subcontractor’s employees and (ii) comprehensive public liability insurance with not less than a combined single limit of $2,000,000 (all such insurance to insure Landlord and Tenant as well as the contractors). Tenant agrees to pay promptly when due, and to defend and indemnify Landlord from and against, the entire cost of any work done on the Premises by Tenant, its agents, employees or independent contractors, and not to cause or permit any liens for labor or materials performed or furnished in connection therewith to attach to the Property and to discharge any such liens which may so attach, or bond over such liens with a bond in form and amount reasonably satisfactory to Landlord and Landlord’s lender(s), within ten (10) days notice thereof. If Tenant shall fail to so discharge or bond any such mechanic’s or materialmen’s lien, Landlord may, at its option, discharge or bond such lien and treat the cost thereof (including reasonable attorney’s fees incurred in connection therewith) as additional rent payable upon demand, it being expressly agreed that such discharge by Landlord shall not be deemed to waive or release the default of Tenant in not discharging or bonding such lien.
3.4	ALTERATIONS AND ADDITIONS AFTER COMMENCEMENT OF THE TERM.
     Except for Cosmetic Alterations (as defined below), after the commencement of the Term, Tenant shall not make any alterations or additions, structural or non-structural, without first obtaining Landlord’s prior written consent thereto, except that Tenant may make non-structural alterations or additions without Landlord’s consent which do not cost more than $25,000.00 and which do not materially affect the mechanical, plumbing, electrical or fire protection systems (“Cosmetic Alterations”), provided Tenant gives Landlord written notice of its intention to do so beforehand.
     All such alterations and additions shall be performed in a good and workmanlike manner using only first class materials, shall be coordinated with any work then being performed by Landlord in the East Unit, and shall be performed in a manner so as not to damage the East Unit or the Common Elements of the Brighton Landing Condominium, or interfere with the operation of the East Unit or the Common Elements of the Brighton Landing Condominium. All such alterations and additions shall be done in compliance with all applicable laws and all lawful ordinances, regulations and orders of governmental authorities, in accordance with the requirements of Landlord’s insurers and Tenant’s insurers and, except with Landlord’s prior written consent (which consent will not be unreasonably withheld or delayed). If the Landlord requires, in Landlord’s reasonable discretion to avoid labor disputes at the property, Tenant shall perform such alterations and/or additions using only union contractors. Except for the installation of furnishings, all such alterations and additions, shall be performed by contractors or workers first approved by Landlord in writing, such approval not to be unreasonably withheld or delayed. Tenant, before such work is started, shall: (i) secure all licenses and permits necessary therefor; (ii) deliver to Landlord a statement of the names of all its contractors and subcontractors; (iii) in the case of material or substantial alterations or additions, deliver to Landlord preliminary plans and drawings relative thereto; and (iv) cause each contractor to carry workers’ compensation insurance in statutory amounts covering all the contractor’s and subcontractor’s employees working in the Premises and comprehensive public liability insurance with such limits as Landlord may reasonably require, but in no event less than a combined single limit of one million dollars ($1,000,000), such insurance to be written in reputable companies reasonably approved by Landlord and insuring Landlord and Tenant as well as contractors; and deliver to Landlord certificates of all such insurance. Tenant agrees to pay promptly when due the entire cost of any work done on behalf of Tenant, its agents, employees or independent contractors, subject to Tenant’s right to pursue bona fide disputes, and not to cause or permit any liens for labor or materials performed or furnished in connection therewith to attach to the Property and to discharge any such liens which may so attach, or bond over such liens with a bond in form and amount reasonably satisfactory to Landlord and Landlord’s lender(s), within ten (10) days notice thereof. If Tenant shall fail to so discharge or bond any such mechanic’s or materialmen’s lien, Landlord may, at its option, discharge or bond such lien and treat the cost thereof (including reasonable attorney’s fees incurred in connection therewith) as additional rent payable upon demand, it being expressly agreed that such discharge by Landlord shall not be deemed to waive or release the default of Tenant in not discharging or bonding such lien.
     Upon completion of any substantial alteration or addition made in or upon the Premises, Tenant shall deliver to Landlord a legible and reproducible copy of “as built” drawings of any such alterations or additions within ten (10) days of completion of the same. All such alterations and additions shall remain in the Premises at the end of the Term unless Landlord and Tenant agree in writing prior to the installation thereof that the same shall be removed at the end of the Term, in which event Tenant shall remove the same at the end of the Term and repair any damage caused thereby. In the event Landlord and Tenant cannot agree on what alterations or additions shall be so removed, then it shall not be deemed unreasonable for Landlord to withhold its consent to same.
3.5	ALLOWANCE FOR TENANT’S WORK.
     There is no Allowance for Tenant’s Work.
ARTICLE  IV RENT
4.1	RENT.
     Commencing on the Rent Commencement Date, Tenant agrees to pay rent (collectively, “Annual Rent”) to Landlord monthly in advance, pro rated for any partial month, without any offset, holdback or reduction whatever, equal to, for any particular year, (i) 1/12th of the Annual Base Rent for such year; (ii) 1/12th of the Tenant’s Share of Excess Property Taxes for such year determined in accordance with Section 4.4 hereof; and (iii) 1/12th of the Tenant’s Share of Excess Operating Costs for such year determined in accordance with Section 4.5 hereof, in each case payable in equal monthly installments in advance on the first day of each calendar month, and all other additional rent due pursuant to the terms of this Lease.
4.2	RENT DURING EXTENSION TERMS.
     During any Extension Term, the Annual Base Rent will be (i) such Annual Base Rent as may be mutually agreed by Landlord and Tenant; or (ii) if the Landlord and Tenant are unable to agree, Fair Market Rent; provided, however, that in no event shall such Annual Base Rent for the Extended Term be less than the full Annual Rent for the preceding twelve (12) months of the Term. As used in this Section 4.2, “Fair Market Rent” shall mean one hundred percent (100%) of the then current rent being charged for comparable space in comparable buildings in the Brighton, Newton Corner and Watertown areas (the “Subject Market”). Such Fair Market Rent shall include updated base amounts for Operating Costs and Property Taxes, but shall not include any tenant improvement allowances, discounts, free rent or other incentives, provided, however, that such matters, as well as other concessions then being offered in the marketplace, may be taken into account. The Operating Cost Base Year and Property Tax Base Year for each Extension Term shall be adjusted as provided in Section 2.4 hereof.
     In the absence of an agreement between Landlord and Tenant, not less than four months nor more than six months prior to the commencement of any Extension Term Landlord shall designate the Fair Market Rent for such Extension Term by written notice to Tenant. If Tenant objects to such Fair Market Rent, within ten days of its receipt of Landlord’s notice, Tenant shall inform Landlord by written notice of its objection and designate a licensed commercial real estate office leasing broker (“Tenant’s Designee”) with not less than ten years experience in leasing comparable space in comparable buildings in the Subject Market. Within ten days of its receipt of Tenant’s notice, Landlord shall by written notice to Tenant designate a licensed commercial real estate office leasing broker (“Landlord’s Designee”) with comparable experience to Tenant’s Designee. Landlord’s Designee and Tenant’s Designee shall within ten days of the designation of Landlord’s Designee designate a third licensed commercial real estate office leasing broker (“Mutual Designee”) with comparable experience to both of them. Within thirty days of the designation of the Mutual Designee, each Designee will submit to the Landlord and the Tenant their determinations of Fair Market Rent for such Extension Term. If the three determinations are within ten percent of each other (based upon the median number), the Fair Market Rent shall be the average of the three determinations. If the three determinations are not within ten percent of each other (based upon the median number), the Fair Market Rent shall be the average of the two determinations which are closest to each other.
4.3	UTILITIES.
     In addition to Annual Rent, Tenant shall pay (i) all charges by public or private utility companies for electric utility service directly and separately metered to the Premises for lights, plugs, and terminal fan power boxes and electric reheat coils for Tenant’s HVAC; and (ii) if Tenant’s consumption of water and/or sewer is materially higher than the typical consumption of a tenant with a similar use, Landlord may require the installation of submeters or checkmeters, at Tenant’s sole cost and expense and subject to reasonable ability of the Tenant to confirm at installation that the such submeter only relates to the Premises, to monitor the consumption of such utilities, and to charge Tenant for the cost of same from time to time.
4.4	TENANT’S SHARE OF EXCESS PROPERTY TAXES.
     As set forth in Section 4.1 hereof, commencing on the Term Commencement Date and throughout the Term, Tenant shall pay to Landlord Tenant’s Share of Excess Property Taxes. The Tenant’s Share of Excess Property Taxes through June 30, 2012, per square foot of the Rentable Floor Area of the Premises, shall be as set forth on the chart appended hereto as Exhibit D. After June 30, 2012, for any partial year or full year during an Extension Term, the Property Tax Base Year for the purpose of calculating Tenant’s Share of Excess Property Taxes shall be the Property Tax Year during which such Extension Term commences.
4.5	TENANT’S SHARE OF EXCESS OPERATING COSTS.
     As set forth in Section 4.1 hereof, following the Operating Cost Base Year and throughout the Term, Tenant shall pay to Landlord Tenant’s Share of Excess Operating Costs. The definition of Tenant’s Share of Excess Operating Costs is based upon Landlord’s calculation of Tenant’s Percentage, the Rentable Floor Area of the East Unit and the Rentable Floor Area of the Premises, all of which are final and binding on the Tenant.
     Tenant shall pay, as additional rent, on the first day of each month of such calendar year and each ensuing calendar year thereafter, estimated monthly Operating Cost payments equal to 1/12th of the Landlord’s reasonable, good faith estimate of Tenant’s Share of Excess Operating Costs for such year.
     If Tenant’s Share of Excess Operating Costs for any calendar year, or at the beginning and end of the Term any partial year, exceed the amount paid by Tenant based upon Landlord’s estimate with respect to such period, Tenant shall pay to Landlord, within thirty (30) days of Tenant’s receipt of Landlord’s Statement, the amount of such excess.
     If Tenant’s Share of Excess Operating Costs for any calendar year, or at the beginning and end of the Term any partial year, are less than the amount paid by Tenant based upon Landlord’s estimate with respect to such period, Landlord shall provide Tenant with an offset of such excess against Tenant’s obligation to pay Annual Base Rent hereunder, or make a refund payment to Tenant for such excess if such excess is determined after the expiration of the Term.
     Notwithstanding any other provision of this Section 4.5, if the Term expires or is terminated as of a date other than the last day of a calendar year, then for such fraction of a calendar year at the end of the Term, the obligation of Tenant to pay any shortfall will survive the expiration of the Term and shall be payable by Tenant within thirty (30) days of Tenant’s receipt of Landlord’s Statement after the end of such calendar year.

     As soon as practicable after the end of each calendar year ending during the Term and after Lease termination Landlord shall render a statement (“Landlord’s Statement”) in reasonable detail and according to usual accounting practices certified by Landlord and showing for the preceding calendar year or fraction thereof, as the case may be, all operating costs allocable to the East Unit (“Operating Costs”) not paid directly by tenants, excluding Property Taxes, the interest and amortization on mortgages on the East Unit or leasehold interests therein and the cost of special services rendered to tenants (including Tenant) for which a special charge is made, but including, without limitation: all costs relating to installments and interest on assessments for public betterments or public improvements; premiums for insurance (including, without limitation, fire, casualty and liability insurance); reasonable fees payable to third parties for financial audits of Operating Costs; reasonable compensation and all fringe benefits, worker’s compensation insurance premiums and payroll taxes paid by Landlord to, for or with respect to all persons engaged in the operating, maintaining, or cleaning of the East Unit who are at and below the level of general manager; all electricity charges related to the common areas of the East Unit and to equipment providing service thereto, including mechanical, electrical and fire protection equipment, and all utility charges incurred in the operation and maintenance of the East Unit not billed directly to tenants by Landlord or by the utility company; condominium fees and assessments; all costs of cleaning the common areas of the East Unit and all windows on the exterior of the East Unit; all costs of maintenance, repairing, managing and operating the East Unit (including without limitation, all structural components and common facilities); payments to independent contractors under service contracts for cleaning the common areas and windows of the East Unit as aforesaid and for operating, managing, maintaining and repairing the East Unit (which payments may be to affiliates of Landlord or Managing Agent provided the same are at no greater than customary market rates) and payments for office space for the Managing Agent in the Brighton Landing Condominium on the ground floor or above; management fees (not to exceed 5% of gross revenue for the East Unit) and management office operational expenses; all costs relating to the operation of any cafeteria or other food service providing service to the East Unit not paid directly by the cafeteria or food service operator; all costs relating to any lobby shop and the lobby ATM machine that may be located in the East Unit; and expenses paid in connection with the cleaning of the Lower South Building Parking Garage Limited Common Element. If Landlord installs a Permitted Capital Item (defined below) in the East Unit, the cost thereof as amortized by Landlord over the standard useful life of such item (determined in a manner consistent with the commercial real estate industry), with interest at 2% plus the prime commercial rate in effect from time to time at Fleet Bank, N.A. in Boston, Massachusetts on the unamortized amount, shall be included in Operating Costs. As used herein, the term “Permitted Capital Item” shall mean a new or replacement capital item purchased or leased (i) for the purpose of reducing Operating Costs (provided Landlord reasonably anticipates that such new or replacement item will reduce Operating Costs by at least the amount included in Operating Costs by reason thereof), or (ii) which is required by law, regulation or ordinance, (provided that such a cost shall not be included if Landlord has received written notice from a governmental authority prior to the execution of this Lease that such item is required), or (iii) for the purpose of maintaining the common areas, facilities and systems of the East Unit as first class office buildings. Operating Costs will not include any housing or jobs linkage payments or other mitigation costs which Landlord is required to pay to any agency of the City of Boston. The following expenses shall also be excluded from Operating Costs:
     (1) Expenses for capital improvements made to the East Unit other than Permitted Capital Items.
     (2) Legal, auditing, consulting, brokerage and professional fees paid or incurred in connection with negotiations for leases (including lease commissions and attorney fees), financing, refinancings, sales, acquisitions, obtaining of permits or approvals, zoning proceedings or actions, environmental permits or actions, lawsuits, or further development of the East Unit.
     (3) The cost incurred in performing work or furnishing services for individual tenants which work or services are in excess of work and services required to be provided to Tenant under this Lease, or for which Landlord has already received payment from Tenant directly.
     (4) Wages, costs and salaries associated with home office employees of Landlord other than the costs of professional or administrative services provided by such employees which would otherwise be provided by outside professionals, but only to the extent such services are included at reasonable market rates.
     (5) Insurance premiums, to the extent any tenant causes Landlord’s existing insurance premiums to increase or causes Landlord to purchase additional insurance coverage.
     (6) Any advertising, promotional or marketing expenses for the East Unit relating to Landlord’s leasing activities.
     (7) Costs incurred due to violation by Landlord of the terms of any law, rule, regulation or ordinance affecting the East Unit.
     (8) Services, costs, items and benefits for which Tenant, or any other tenant or occupant of the East Unit or any other person (including insurers) specifically reimburses Landlord, or for which Tenant or any other tenant or occupant of the East Unit pays directly to any third parties.
     (9) Contributions to political or charitable organizations.
     (10) Salaries, benefits, or other compensation paid to executive employees above the grade of general manager.
     (11) The cost of tools and equipment initially used in the operation of the East Unit.
     (12) The costs of testing (except for routine water and air testing), containing, removing or abating any hazardous wastes, materials and substances.

     (13) Any cost (other than management fees) representing an amount paid to any entity related to Landlord which is in excess of the amount which would have been paid in the absence of such relationship.
     (14) Payments for rented equipment, the cost of which would constitute a capital expenditure if the item were purchased, other than rental or lease payments in respect of tools, equipment or other items rented or leased in accordance with customary practices in the commercial real estate industry in the Subject Market.
     (15) Fees and expenses incurred in connection with any defense of Landlord’s title to the East Unit.
     (16) Rental payments on ground leases or other underlying leases of real property.
     (17) Attorneys’ fees, accounting fees and expenditures incurred in connection with negotiations, disputes and claims of other tenants or occupants of the East Unit and the Condominium Common Elements, other than costs incurred as a result of any tenant’s challenge of Operating Costs.
     (18) Depreciation and amortization of the East Unit and the Condominium Common Elements, financing costs (including points, interest and principal), other than rental payments permitted to be included in Operating Costs under paragraph (14) above.
     (19) Costs and expenses associated with any repair, rebuilding or other work necessitated by condemnation, windstorm or other insured casualty or hazard.
     (20) In the event of a change of policy or practice in operating the East Unit and the Condominium Common Elements causing an increase in Operating Costs for the East Unit and the Condominium Common Elements over the Operating Costs for the Operating Cost Base Year (“increased expenses”), such increased expenses shall be included in Operating Costs only if the change of policy or practice would have been made by a reasonably prudent operator of comparable first class office buildings.
     (21) Interest and penalties incurred as a result of Landlord’s failure to pay taxes when due.
     (22) Except as otherwise specifically set forth in this Lease, reserves of any kind.
     In calculating Operating Costs for any year during the Term (including, without limitation, the Operating Cost Base Year) in which the East Unit was not at least 95% occupied by tenants paying rent for such entire year, actual Operating Costs for such year will be adjusted to account for what Operating Costs would have been for such year had such condition been met.
     Landlord agrees to keep books and records with respect to Landlord Operating Costs (the “Operating Cost Documentation”) at Landlord’s principal office. Subject to the conditions set forth herein, Landlord will make the Operating Cost Documentation available for examination by Tenant within a reasonable time after Landlord receives a written request from Tenant to make such an examination for the purpose of verifying information set forth in Landlord’s Statements. Any such written request from Tenant must be made within sixty (60) days of Tenant’s receipt of the Landlord’s Statement. If no written request is made by Tenant within such sixty (60) days, Tenant’s right to audit hereunder shall terminate with respect to such Landlord’s Statement. The Operating Cost Documentation shall be made available during normal business hours at the offices where the Operating Cost Documentation is usually kept, but may not be photocopied. Tenant shall have the right to make such examination no more than once with respect to any period for which Landlord has given Tenant a Landlord’s Statement. Such examination may be conducted only by a certified public accounting firm or other firm competent in the conduct of such examinations that has experience in reviewing and analyzing documentation comparable to the Operating Cost Documentation for the East Unit and the Condominium Common Elements. Such firm must not be compensated on a contingency basis. As conditions to Landlord’s agreement to make the Operating Cost Documentation available to Tenant for examination, Tenant must (i) not be in default hereunder of any monetary obligation and of any non-monetary obligation beyond any applicable notice and cure period; (ii) pay in full all sums claimed by Landlord for Tenant’s Share of Excess Operating Costs for the subject period and all prior periods; and (iii) execute and deliver to Landlord prior to such examination an agreement in form reasonably acceptable to Landlord agreeing to keep confidential any information acquired in the course of or in connection with the examination (provided that such agreement contains standard provisions allowing Tenant to use such information as reasonably necessary to enforce its rights hereunder). Further, Tenant’s examiners must agree in writing that they will not represent any other tenant of the East Unit and the Condominium Common Elements for a period of two years with respect to auditing Operating Costs. In the event such examination results in the finding of a discrepancy in Tenant’s favor then Landlord shall, upon confirmation of the amount of said discrepancy by Landlord’s own audit of such documentation, credit such amount to the payment next due from Tenant to Landlord, or, in the event that the Term shall have expired prior to such determination, Landlord shall reimburse said amount to Tenant. In the event it is conclusively determined that Landlord overcharged Tenant by more than Ten Percent (10% ), than Landlord shall, within sixty (60) days thereafter, reimburse Tenant for any reasonable out-of-pocket costs incurred by Tenant relating to such audit in an amount not to exceed Two Thousand Dollars ($2,000.00).
4.6	CHANGE OF FISCAL YEAR.
     Landlord shall have the right not more often than once per calendar year to change the periods of accounting under Section 4.5 to any annual period other than a calendar year, and upon any such change all items referred to in Section 4.5 shall be appropriately apportioned. In all Landlord’s Statements rendered under Section 4.5, amounts for periods partially within and partially without the accounting periods shall be appropriately apportioned, and any items which are not determinable at the time of a Landlord’s Statement shall be included therein on the basis of Landlord’s estimate, and with respect thereto Landlord shall render promptly after determination a supplemental Landlord’s Statement, and appropriate adjustment shall be made according thereto. All Landlord’s Statements shall be prepared on an accrual basis of accounting.

4.7	PAYMENTS.
     All payments of Annual Rent shall be made to Managing Agent, or to such other person as Landlord may from time to time designate in writing to Tenant. If any installment of Annual Rent is not paid on the due date thereof, Landlord may charge a late payment fee equal to five percent (5%) of such payment, and such payment and such late payment fee shall thereafter bear interest at a rate equal to the average prime commercial rate from time to time established by the Fleet Bank, N.A. in Boston, Massachusetts plus 4% per annum from such due date, which interest shall be immediately due and payable as further additional rent, provided, however, that such late payment fee shall be waived once in any twelve (12) month period if such installment of Annual Rent is received not more than five (5) days after the due for such installment.
ARTICLE V LANDLORD’S COVENANTS DURING THE TERM; LANDLORD’S
REPRESENTATIONS AND WARRANTIES
5.1	LANDLORD’S COVENANTS DURING THE TERM.
     In addition to Landlord’s construction covenants set forth in Section 3.1 hereof, and any other covenants of Landlord set forth in other Sections hereof, Landlord covenants during the Term:
     5.1.1 Office Buildings Services — To furnish at Landlord’s expense, subject to reimbursement by Tenant through payment of Tenant’s Share of Excess Operating Costs pursuant to Section 4.5 hereof, to the East Unit during normal working hours heat, air-conditioning, elevator service, cleaning service in accordance with the Cleaning Specifications appended hereto as Exhibit F, and domestic hot and cold water service during the Term. “Normal working hours” shall mean the hours of 8:00 A.M. through 6:00 P.M. Monday through Friday and the hours of 9:00 A.M. through 1:00 P.M. on Saturdays, and no hours on Building Holidays and Sundays; provided, however, that Tenant shall have access to the East Unit twenty-four hours a day, 365 days a year, by means of a key or other access device to the main lobby of the East Unit to be provided to Tenant by Landlord. Tenant may request heat or air-conditioning beyond normal working hours upon reasonable advance notice to Landlord. Tenant will be separately billed for such utility services in accordance with such equitable procedure as Landlord may adopt. Landlord shall make available to Tenant for its non-exclusive use reasonable telecommunication riser access at a riser terminating at the telecommunications closets located on each floor of the Premises subject to the following conditions: (i) the riser provided to Tenant shall provide reasonably sufficient access to allow Tenant to bring T1/T3 lines to the Premises; and (ii) Tenant shall be responsible, at Tenant’s sole cost and expense (including the cost of installing any required conduit), of installing such T1/T3 lines; and (iii) the use and access of such riser space shall be subject to reasonable rules and regulations of Landlord.
     5.1.2 Parking Garage Services — To provide access to the Lower South Building Parking Garage Limited Common Element twenty-four hours a day, 365 days a year.

     5.1.3 Additional Services — additional services may be provided by Landlord, through Landlord’s employees or independent contractors, upon reasonable advance request of Tenant at reasonable rates from time to time established by Landlord to be paid by Tenant;
     5.1.4 Repairs — Except as otherwise provided in Article VII, to make such repairs to the roof, exterior walls, floor slabs, other structural components, operating and mechanical systems (including HVAC systems and all plumbing, mechanical, life-safety and electrical systems) and common facilities of the East Unit and all parking facilities used by Tenant as may be necessary to keep them in good and working condition, and as may be necessary to keep same in compliance with all applicable laws, rules, regulations and codes; and
     5.1.5 Quiet Enjoyment — That Landlord has the right to make this Lease and that Tenant on paying the rent and performing its obligations hereunder shall peacefully and quietly have, hold and enjoy the Premises throughout the Term without any manner of hindrance or molestation from Landlord or anyone claiming under Landlord, subject however to all the terms and provisions hereof.
     5.1.6 Compliance With Laws — To maintain the East Unit in substantial compliance with all applicable laws, rules, regulations, and codes promulgated by any governmental or quasi-governmental authority having jurisdiction over the same, including, without limitation, environmental laws and laws pertaining to access to handicapped persons.
     5.1.7 Environmental Notices — To provide Tenant promptly after the receipt thereof, with a copy of any notice received from any governmental or quasi-governmental authority with respect to the release or threat of release of any oil or Hazardous Substance on, adjacent to, or under the East Unit or the General or Limited Common Elements of the Brighton Landing Condominium, or any required remediation, reporting or other actions in connection therewith. Landlord shall maintain the East Unit in full compliance with all state and federal laws pertaining to the storage, disposal or remediation of oil and Hazardous Substances. Landlord shall be responsible for the removal of any Hazardous Substance in the East Unit not introduced by Tenant. For the purposes hereof, “oil” shall be as defined in the Massachusetts Oil and Hazardous Material Release Prevention and Response Act, as amended, and regulations promulgated thereunder, and “Hazardous Substance” shall be as defined in subsection 6.1.3 hereof.
     5.1.8 Indemnity — Subject to the limitations set forth in Section 10.9 hereof, to indemnify, defend and hold Tenant and its parents, affiliates, shareholders, lenders, contractors, officers, directors, agents and employees (collectively, “Tenant Indemnitees”) from and against all claims, demands, actual losses, obligations, liabilities, causes of action, suits, judgments, damages, reasonable costs and expenses (including, without limitation, attorney’s fees and disbursements and court costs, but excluding any consequential or punitive damages) arising from or asserted in connection with (i) any act, event or occurrence in or about the East Unit caused by Landlord or any of its agents, contractors or employees, (ii) the use or occupancy of the East Unit by Landlord or any of its agents, contractors or employees, (iii) the gross negligence or willful misconduct of Landlord or any of its agents, contractors or employees, or

(iv) the presence of any Hazardous Substance (as defined in §6.1.3 hereof) in or about the East Unit other than as the result of any action of any Tenant Indemnitee. The provisions of this section shall survive termination or expiration of this Lease for a period of two years. If any proceeding is filed or claim asserted for which indemnity is provided hereunder, Landlord agrees, upon request therefor, to defend the Tenant Indemnitees at Landlord’s sole cost utilizing counsel satisfactory to Tenant. Nothing herein shall operate to indemnify Tenant Indemnitees against the gross negligence or willful acts of Tenant Indemnitees.
     5.1.9 Eminent Domain Notices — To provide Tenant promptly after the receipt thereof, with a copy of any notice received from any governmental or quasi-governmental authority with respect to any threatened or proposed taking, permanent or temporary, of the East Unit.
     5.1.10 Insurance — To maintain the following insurance throughout the Term: (i) “all-risk” property insurance on the East Unit and related common elements covering loss or damage by fire and such other perils as is customarily covered by similarly situated properties in the area in an amount not less than 100% full replacement cost, without deduction for depreciation, which insurance in any event shall include coverage for sprinkler leakage; and (ii) coverage, by endorsement to the all-risk insurance or otherwise, for boiler and machinery, business income (a/k/a loss of rents) and off-premises services, in amounts and with deductibles as is reasonably determined by Landlord and is reasonably consistent with coverage maintained by similarly situated properties in the area; and (iii) commercial general liability (including protective liability coverage on operations of independent contractors engaged by Landlord in construction for such periods during which construction is occurring and blanket contractual liability insurance) written on a per-occurrence basis with an aggregate limit of not less than $2,000,000, and a per-occurrence limit of not less than $1,000,000, and containing a severability of interest clause; and (iv) such other insurance as is required by Landlord’s mortgagee.
     Such insurance shall be effected under valid and enforceable policies issued by financially responsible insurers authorized to do business in the Commonwealth of Massachusetts, and may be wholly or partly incorporated into the master insurance policy covering the Brighton Landing Condominium. Tenant shall pay Tenant’s pro-rata share of such insurance in accordance with the provisions of Section 4.5 hereof. The all-risk insurance of Landlord required herein shall contain a waiver of subrogation endorsement in favor of Tenant, and the commercial general liability policy of Landlord shall contain a waiver of subrogation endorsement in favor of Tenant to the extent available without additional cost. Simultaneously with the execution hereof, Landlord shall provide Tenant with the certificates of insurance evidencing the insurance coverages required herein.
5.2 INTERRUPTIONS.
     Landlord shall not be liable to Tenant for any compensation or reduction of rent by reason of inconvenience or annoyance or for loss of business arising from cessation, interruption or material diminishment of utility services (including, without limitation, electricity, gas, water or telecommunications) to the Premises or the Brighton Landing Condominium Common Elements (referred to herein as a “Utility Services Interruption”) or from the necessity of

Landlord’s entering the East Unit for any of the purposes in this Lease authorized, or for repairing the East Unit, except to the extent that such losses are the result of Landlord’s, or the Landlord’s agents or employees, gross negligence or willful misconduct. In case Landlord is prevented or delayed from making any repairs, alterations or improvements, or furnishing any service or performing any other covenant or duty to be performed on Landlord’s part, by reason of any cause beyond Landlord’s reasonable control, Landlord shall not be liable to Tenant therefor, nor, except as expressly otherwise provided in Article VII, shall Tenant be entitled to any abatement or reduction of rent by reason thereof, nor shall the same give rise to a claim in Tenant’s favor that such failure constitutes actual or constructive total or partial, eviction from the East Unit.
     Landlord reserves the right to stop any service or utility system when necessary by reason of accident or emergency or until necessary repairs have been completed. Except in case of emergency repairs (in which case such notice as is practicable under the circumstances shall be provided), Landlord will give Tenant reasonable advance notice of any contemplated stoppage and will use reasonable efforts to avoid unnecessary inconvenience to Tenant by reason thereof.
     Landlord also reserves the right to institute such policies, programs and measures as may be necessary, required or expedient for the conservation or preservation of energy or energy services or as may be necessary or required to comply with applicable codes, rules, regulations or standards.
     Notwithstanding the foregoing, in the event of any Utility Services Interruption, Landlord shall use commercially reasonable efforts to promptly restore such utility services. In the event that such Utility Services Interruption is caused by Landlord or Landlord’s agents, employees or contractors and such utility services are not restored to adequate levels within five (5) business days (excepting delays covered by force majeur), then Tenant shall be entitled to an equitable abatement of Annual Base Rent commencing on the sixth (6th) business day and continuing until such services are restored, which equitable abatement shall be reasonably related to the extent that the Tenant’s use of the Premises is diminished as a result of such Utility Service Interruption, and this shall be the Tenant’s sole and exclusive remedy at law or in equity.
5.3 LANDLORD’S REPRESENTATIONS AND WARRANTIES.
     Landlord warrants and represents to Tenant as of the date hereof and as of the Commencement Date as follows:
     5.3.1 Authority — it (i) is duly organized, validly existing and in good standing under the laws of its state of organization, (ii) has the power and authority to carry on businesses now being conducted and is qualified to do business in every jurisdiction where such qualification is necessary and (iii) has the power to execute and deliver and perform its obligations under this Lease;
     5.3.2 Due Execution — the execution, delivery and performance by Landlord of its obligations under this Lease (i) have been duly authorized by all requisite action; (ii) will not violate any provision of law, any order of any court or other agency of government, or the operating agreement of the Landlord; and (iii) will not contravene or result in a violation, breach or default of any indenture agreement, or other agreement or contractual obligation of Landlord.
     5.3.3 Sole Owner— Landlord is the sole owner of, and holds the entire ownership interest in, the East Unit, and all rights appurtenant thereto.
     5.3.4 No Violations — There are no violations of, or uncured notices, suits, orders, decrees or judgments relative to violations of (i) any permits or licenses issued in connection with or relating to the East Unit, or any conditions thereof, (ii) any easement, restrictive covenant or any other matter of record affecting the East Unit or any part thereof, that would materially interfere with the Landlord’s or Tenant’s intended use of the Premises, (iii) any laws, statutes, ordinances, codes, regulations, rules, orders, or other requirements of any local, state or federal authority or any other governmental entity or agency having jurisdiction over the East Unit, or any part thereof, including, without limitation, any of the foregoing affecting zoning, subdivision, building, health, traffic, environmental, hazardous waste or flood control matters (collectively, “Governmental Regulations”).
     5.3.5 Litigation — There are no other suits, actions or proceedings pending or, to the best of Landlord’s knowledge, threatened against the Landlord which might adversely affect the East Unit.
     5.3.6 Governmental Proceedings — There are not presently pending or, to the best of Landlord’s knowledge, threatened with respect to the East Unit (i) any special assessments, or (ii) any condemnation or eminent domain proceedings.
     5.3.7 Access — The East Unit and the Lower South Building Garage Limited Common Element have adequate, direct, indefeasible, legal and practical access of record for ingress from and egress to a public way.
     5.3.8 Permitted Use — The use of the Premises for the Permitted Use is allowed as of right under all applicable Governmental Regulations, including, without limitation, those pertaining to zoning, environmental and land use matters.
     5.3.9 Permitted Liens — As of the date hereof, there are no monetary liens currently affecting the Premises or any other portion of the East Unit, or any other easements, restrictions or covenants which affect, or which might in any way affect, Tenant’s use of the Premises for the Permitted Use.

ARTICLE  VI  TENANT’S COVENANTS DURING THE TERM; TENANT’S
REPRESENTATIONS AND WARRANTIES
6.1 TENANT’S COVENANTS DURING THE TERM.
     In addition to Tenant’s construction covenants set forth in Section 3.3 hereof, and any other covenants of Tenant set forth in other Section hereof, Tenant covenants during the Term and such further time as Tenant occupies any part of the Premises:
     6.1.1 Tenant’s Payments — To pay when due (i) all Annual Rent, (ii) all taxes which may be imposed on Tenant’s personal property in the East Unit and the Condominium Common Elements (including, without limitation, Tenant’s fixtures and equipment) regardless to whomever assessed, (iii) all charges by public utilities for electricity, telephone (including service inspections therefor) and other services rendered to Tenant or attributable to the Premises not otherwise required hereunder to be furnished by Landlord without charge and not consumed in connection with any services required to be furnished by Landlord without charge, and (iv) as additional rent, whether as part of Operating Costs or otherwise, as the case may be, all charges to Landlord for services rendered pursuant to Section 5.1.1 and 5.1.3 hereof.
     6.1.2 Repairs and Yielding Up — Except as otherwise provided in Article VII and Section 5.1.4, to keep the Premises in good order, repair and condition, reasonable wear and tear only excepted; and at the expiration or termination of this Lease peaceably to yield up the Premises and all alterations and additions therein in such order, repair and condition, first removing all goods and effects of Tenant and any alterations and additions, the removal of which alterations and additions is required by agreement of the parties, and repairing all damage caused by such removal and restoring the Premises and leaving them clean and neat. It is agreed by Landlord that Tenant shall have no obligation to remove the initial alterations constructed prior to the commencement of this Lease.
     6.1.3 Occupancy and Use — From and after the Commencement Date, to use the Premises, such use to be only for the Permitted Uses; not to injure or deface the East Unit or the General or Limited Common Elements of the Brighton Landing Condominium; to keep the Premises clean and in a neat and orderly condition; and not to permit in the Premises or any appurtenant rights thereto, any use thereof which is improper, offensive, contrary to law or ordinances, or liable to create a nuisance or to invalidate or increase the premiums for any insurance on the East Unit, or the General or Limited Common Elements of the Brighton Landing Condominium, or their contents or liable to render necessary any alteration or addition to the East Unit; not to dump, flush, or in any way introduce any Hazardous Substances or any other toxic substances into the septic, sewage or other waste disposal system serving the East Unit or the General or Limited Common Elements of the Brighton Landing Condominium, not to generate, store or dispose of Hazardous Substances in or on the East Unit or the General or Limited Common Elements of the Brighton Landing Condominium, or dispose of Hazardous Substances from the Premises to any other location, except in compliance with the Resource Conservation and Recovery Act of 1976, as amended, 42 U.S.C. 6901 et seq., and all other applicable laws, ordinances and regulations; to notify Landlord of any incident which would require the filing of a notice under applicable federal, state, or local law; not to store or dispose of Hazardous Substances on the Premises, the East Unit or the General or Limited Common Elements of the Brighton Landing Condominium except in accordance with all applicable laws, codes, rules and regulations; and, subject to Landlord’s obligations pursuant to subsection 5.1.7 hereof, to comply with the orders and regulations of all governmental authorities with respect to applicable zoning, building, fire, health and other codes, regulations, ordinances or laws. “Hazardous Substances” as used in this Lease shall mean “hazardous substances” as defined in the Comprehensive Environmental Response Compensation and Liability Act of 1980, as amended, 42 U.S.C. 9601 and regulations adopted pursuant to said Act, and “hazardous substances”, “hazardous wastes”, “toxic substances”, “toxic wastes” and terms of similar import under other applicable federal and state statutes and regulations adopted pursuant thereto, including, without limitation, Massachusetts General Laws, Chapter 21E. Subject to the foregoing, Tenant shall be permitted to maintain typical over-the counter cleaning supplies on the Premises in amounts consistent with the use of the Premises as general offices.
     Tenant acknowledges that Landlord desires that the Premises be continuously used and occupied by Tenant throughout the Term. Accordingly, in the event the Tenant fails to continuously use and occupy the Premises for a period in excess of ninety (90) days and Tenant is not exercising diligent efforts to sublet or assign said Premises (which sublet or assignment shall be subject to the terms of this Lease), Tenant agrees that Landlord may, at Landlord’s election, terminate this Lease, whereupon Tenant shall be released from its obligations hereunder.
     6.1.4 Rules and Regulations — To comply with the Rules and Regulations appended hereto, the rules and regulations of the Condominium Documents, and all other reasonable rules and regulations hereafter made by Landlord, of which Tenant has been given notice, for the care and use of the East Unit and their facilities and approaches, it being understood that Landlord shall not be liable to Tenant for the failure of other tenants of the East Unit or the Brighton Landing Condominium to conform to such rules and regulations, provided, however, that Landlord shall enforce all rules and regulations equitably to the extent it has the authority to do so, and shall use reasonable efforts to cause other tenants of the East Unit to comply with said rules and regulations. In the event that there is a conflict between any of the terms of such Rules and Regulations and the terms of this Lease, the terms of this Lease shall prevail.
     6.1.5 Safety Appliances — To keep the Premises equipped with all safety appliances required by law or ordinance or any other regulation of any public authority because of any use made by Tenant (with respect to the business operations of the Tenant as opposed to the operation of the East Unit and the Brighton Landing Condominium by the Landlord) and to procure all licenses and permits so required because of such use and, if requested by Landlord, to do any work so required because of such use, it being understood that the foregoing provisions shall not be construed to broaden in any way Tenant’s Permitted Uses.
     6.1.6 Assignment and Subletting.
     (a) Except as otherwise provided herein, not, without the prior written consent of Landlord, to assign, mortgage, pledge, encumber, sell or transfer this Lease, in whole or in part, to make any sublease, or to permit occupancy of the Premises or any part thereof by anyone other than Tenant, voluntarily or by operation of law (it being understood that in no event shall Landlord consent to any such assignment, sublease or occupancy if the same is to other tenants of the East Unit or with prospective tenants with whom Landlord is negotiating); as additional rent, to reimburse Landlord promptly for reasonable, out-of-pocket, legal and other expenses incurred by Landlord in connection with any request by Tenant for consent to assignment or subletting; no subletting shall affect the continuing primary liability of Tenant; no consent to any of the foregoing in a specific instance shall operate as a waiver in any subsequent instance. In the event Tenant assigns or subleases any portion of the Premises, and any assignee or subtenant of Tenant pays to Tenant any amounts in excess of the Annual Base Rent and additional rent then payable hereunder on a square footage basis for any portion of the Premises so sublet, Tenant shall promptly pay fifty percent (50%) of said excess to Landlord as and when received by Tenant, after deducting from the excess all reasonable and customary expenses directly incurred by Tenant attributable to the transfer, including reasonable attorney’s fees, brokerage fees and construction costs. Landlord shall have twenty (20) days to approve or disapprove a proposed sublease. In no event may Tenant seek to sublease or assign space to other tenants of Landlord, or prospective tenants with whom Landlord has entered discussions, however preliminary. Subject to the provisions of this Section 6.1.6, Landlord agrees not to unreasonably withhold or delay its consent to an assignment or sublease of this Lease on the following conditions: (i) the financial condition of the proposed assignee or sublessee shall meet the criteria Landlord is using at the time such assignment or transfer is requested to select lessees having similar leasehold obligations in the East Unit, and in any event shall have a financial condition equal to or better than the financial condition of Tenant as evidenced by the financial statements delivered to Landlord prior to the execution of the Lease; and (ii) all of the requirements set forth in Section 6.1.6(b)(i) through 6.1.6(b)(iii) shall have been met.
     (b) The foregoing provisions of subparagraph (a) of this Section 6.1.6 shall not apply to, nor shall Landlord’s consent be required for, an assignment of this Lease, or a sublease of all or any portion of the Premises, to any parent, wholly owned subsidiary of such parent, or an affiliate of Tenant (“affiliate of Tenant” shall mean any corporation or business entity which directly controls, beneficially owns or is under common control with Tenant, or is the surviving entity of a merger, consolidation or reorganization of Tenant and said entity, or is a purchaser or assignee of all or substantially all of Tenant’s assets or the assets of any entity(ies) controlling, controlled, by or under common control with Tenant); provided however, that (i) Tenant shall not be in default of any monetary terms and provisions of this Lease and shall not be in default of any non-monetary terms and provisions of this Lease beyond any applicable notice and cure period as of the effective date of the assignment; (ii) the assignee and its parent shall not be subject to any bankruptcy or insolvency proceedings at the time of such assignment; and (iii) no such assignment shall be binding upon Landlord unless the assignee shall execute, acknowledge and deliver to Landlord an agreement in recordable form, whereby the assignee agrees unconditionally to be bound by and to perform all the terms, covenants and conditions of this Lease on Tenant’s part to be observed and performed, whether or not accruing prior to or after the date of such assignment and whether or not relating to matters arising prior to such assignment and further agrees that, notwithstanding such assignment, the provisions of this Section 6.1.6 shall continue to be binding upon such assignee with respect to all future assignments.
     (c) Subject to the provisions of Section 6.1.6(a) and Section 6.1.6(b) above, Landlord may refuse to consent to any assignment or transfer of this Lease if the successor tenant does not have a reputation in the business community that is reasonably satisfactory to Landlord; and (ii) no such assignment or transfer shall be binding upon Landlord unless the successor tenant shall execute, acknowledge and deliver to Landlord an agreement in recordable form, whereby the assignee agrees unconditionally to be bound by and to perform all the terms, covenants and conditions of this Lease on Tenant’s part to be observed and performed, whether or not accruing prior to or after the date of such assignment or transfer and whether or not relating to matters arising prior to such assignment or transfer and further agrees that, notwithstanding such assignment, the provisions of this Section 6.1.6 shall continue to be binding upon such successor tenant with respect to all future assignments.
     Notwithstanding any sublease, assignment or transfer pursuant to this Section 6.1.6, (i) Tenant and Guarantor (if applicable) shall remain fully liable and shall not be released from performing any of the terms or obligations under this lease.
     6.1.7 Indemnity — Subject to the limitations set forth in Section 10.9 hereof, to indemnify, defend and hold Landlord, Managing Agent, any Holders of Security Instruments (as defined in Section 8.1 hereof), and each of their respective parents, affiliates, shareholders, partners, lenders, contractors, officers, directors, beneficiaries, agents and employees (collectively, “Landlord Indemnitees”) from and against all claims, demands, actual losses, obligations, liabilities, causes of action, suits, judgments, damages, reasonable costs and expenses (including, without limitation, reasonable attorneys’ fees and disbursements and court costs, but excluding any consequential or punitive damages) arising from or asserted in connection with (i) any act, event or occurrence in or about the Premises, (ii) any act, event or occurrence in or about the East Unit or the General or Limited Common Elements of the Condominium caused by Tenant, or any of its agents, contractors, employees or guests, (iii) Tenant’s breach of any of its covenants under this Lease, (iv) the use or occupancy of the Premises by Tenant, or any of its agents, contractors, employees or guests or any person using or occupying the Premises under or through Tenant, or (v) any gross negligence or willful misconduct of Tenant, or any of its agents, contractors, employees or guests, or of any person using or occupying the Premises under or through Tenant in or about the East Unit or the General or Limited Common Elements of the Brighton Landing Condominium. The provisions of this section shall survive termination or expiration of this Lease. If any proceeding is filed or claim asserted for which indemnity is provided hereunder, Tenant agrees, upon request therefor, to defend the Landlord Indemnitees at Tenant’s sole cost utilizing counsel satisfactory to Landlord. Nothing herein shall operate to indemnify Landlord Indemnitees against the gross negligence or willful acts of Landlord Indemnitees.
     6.1.8 Tenant’s Insurance — To maintain the following insurance throughout the Term (i) “all-risk” property insurance on the personal property of Tenant and any improvements owned by Tenant and to be removed by Tenant at the end of the Term in accordance with the provisions of this Lease covering loss or damage by fire and such other perils as is customarily covered by similarly situated properties in the area in an amount not less than 100% full replacement cost, without deduction for depreciation, which insurance in any event shall include coverage for flood, earthquake and sprinkler leakage; and (ii) commercial general liability (including protective liability coverage on operations of independent contractors engaged by Tenant in construction for such periods during which construction is occurring and blanket contractual liability insurance) written on a per-occurrence basis with an aggregate limit of not less than $2,000,000, and a per-occurrence limit of not less than $1,000,000, and endorsed to provide that such insurance is primary (and not contributory) to any similar insurance carried by Landlord, and containing a severability of interest clause; and (iii) commercially reasonable business interruption, workers’ compensation and employer’s liability insurance.
     All such insurance shall: (i) be effected under valid and enforceable policies issued by financially responsible insurers authorized to do business in the Commonwealth of Massachusetts; and (ii) name Landlord, Landlord’s Agent, Landlord’s lender, the Condominium Association, the other Condominium Unit Owners, and such others as Landlord shall reasonably required as additional insureds; and (iii) be at Tenant’s sole cost and expense. The all-risk insurance of Tenant required herein shall contain a waiver of subrogation endorsement in favor of Landlord, and the commercial general liability policy of Tenant shall contain a waiver of subrogation endorsement in favor of Landlord to the extent available without additional cost. Simultaneously with the execution hereof, Tenant shall provide Landlord with the certificates of insurance evidencing the insurance coverages required herein and stating that such insurance will not be terminated or changed without prior notice to Landlord.
     6.1.9 Landlord’s Right of Entry — To permit Landlord and Landlord’s agents entry upon 24 hours notice: to examine the Premises at reasonable times and, if Landlord shall so elect, to make repairs or replacements in accordance with the provisions hereof; to remove, at Tenant’s expense, any changes, additions, signs, curtains, blinds, shades, awnings, aerials, flagpoles, or the like not permitted hereunder; and to show the Premises to prospective tenants during the twelve (12) months preceding expiration of the Term and to prospective purchasers and to current and prospective Holders of Security Instruments (as defined in Section 8.1 hereof ) at all reasonable times.
     6.1.10 Loading — Not to place Tenant’s Property, as defined in Section 6.1.12, upon the Premises so as to exceed a rate of 80 pounds of live load per square foot and not to move any safe, vault or other heavy equipment in, about or out of the Premises, the East Unit or the General or Limited Common Elements of the Brighton Landing Condominium except in such manner as Landlord shall in each instance reasonably approve. Tenant’s business machines and mechanical equipment which cause vibration or noise that may be transmitted to the East Unit or the General or Limited Common Elements of the Brighton Landing Condominium or any other part of the Brighton Landing Condominium shall be placed and maintained by Tenant in settings of cork, rubber, spring, or other types of vibration eliminators sufficient to eliminate such vibration or noise.
     6.1.11 Landlord’s Costs — In case Landlord shall be made party to any litigation commenced by or against Tenant or by or against any parties in possession of the East Unit or the other units of the Condominium as a result of the gross negligence or willful misconduct of Tenant, its employees or agents, to pay, as additional rent, all reasonable, out-of-pocket costs including, without implied limitation, reasonable counsel fees incurred by or imposed upon Landlord in connection with such litigation and, as additional rent, also to pay all such reasonable, out-of-pocket costs and fees incurred by Landlord in connection with the successful enforcement by Landlord of any obligations of Tenant under this Lease.
     6.1.12 Tenant’s Property — All the furnishings, fixtures, equipment, effects and property of every kind, nature and description of Tenant and of all persons claiming by, through or under Tenant which, during the continuance of this Lease or any occupancy of the Premises by Tenant or anyone claiming under Tenant, may be on the Premises in the East Unit or the General or Limited Common Elements of the Brighton Landing Condominium (collectively, “Tenant’s Property”) shall be at the sole risk and hazard of Tenant, and if the whole or any part thereof shall be destroyed or damaged by fire, water or otherwise, or by the leakage or bursting of water pipes, steam pipes, or other pipes, by theft, or from any other cause, no part of said loss or damage is to be charged to or to be borne by Landlord unless due to the gross negligence or willful act of Landlord, or its agents, contractors or employees and not covered by the insurance required to be carried by Tenant pursuant to the terms of this Lease.
     6.1.13 Labor or Materialperson’s Liens — subject to and in accordance with the provisions of Section 3.3 and 3.4 of this Lease, to pay promptly when due the entire cost of any work done on the Premises by Tenant, its agents, employees, or independent contractors, subject to Tenant’s right to pursue bona fide disputes; not to cause or permit any liens for labor or materials performed or furnished in connection therewith to attach to the East Unit; and to discharge any such liens which may so attach, or bond over such liens with a bond in form and amount reasonably satisfactory to Landlord and Landlord’s lender(s), within ten (10) days notice thereof. If Tenant shall fail to so discharge or bond any such mechanic’s or materialmen’s lien, Landlord may, at its option, discharge or bond such lien and treat the cost thereof (including reasonable attorney’s fees incurred in connection therewith) as additional rent payable upon demand, it being expressly agreed that such discharge by Landlord shall not be deemed to waive or release the default of Tenant in not discharging or bonding such lien.
     6.1.14 Changes or Additions — Not to make any changes or additions to the Premises except in accordance with the provisions hereof.
     6.1.15 Holdover — To pay to Landlord the total of (i) 200% the Annual Base Rent and (ii) 100% of any additional rent then applicable for each month or portion thereof if Tenant shall retain possession of the Premises or any part thereof after the termination of this Lease, whether by lapse of time or otherwise, and also to pay all actual damages sustained by Landlord on account thereof incurred as a result of Tenant holding over more than thirty (30) days, but excluding consequential or punitive damages; the provisions of this subsection shall not operate as a waiver by Landlord of the right of re-entry provided in this Lease.
     6.1.16 Security — To indemnify, and save Landlord harmless from any claim for injury to person or damage to property asserted by any personnel, employee, guest, invitee or agent of Tenant which is suffered or occurs in or about the Premises by reason of the act of any intruder or any other breach of security to the Premises, Tenant acknowledging that Tenant is responsible for providing security to the Premises and its own personnel in or about the Premises, and excepting such injury or damage that is (i) caused by Landlord and covered by the insurance required to be carried by Landlord pursuant to the terms of this Lease; or (ii) results from the gross negligence or willful misconduct of Landlord to the extent that such injury or damage is not covered by the insurance required to be carried by Landlord pursuant to the terms of this Lease. The provisions of this section shall survive termination or expiration of this Lease. If any proceeding is filed or claim asserted for which indemnity is provided hereunder, Tenant agrees, upon request therefor, to defend the Landlord and the Landlord Indemnities at Tenant’s sole cost utilizing counsel satisfactory to Landlord.
     6.1.17 Development Impact Agreement — The East Unit, as a part of the Brighton Landing Condominium, is considered a Development Impact Project by the City of Boston (the “City”) pursuant to the Boston Zoning Code, and as condition of the permitting and development of the Property, Landlord has entered into certain agreements (the “Agreements”) with the City. Tenant hereby covenants and agrees to comply with the provisions of the Agreements applicable to Tenant as set forth below.
     (a) Boston Residents Employment. Pursuant to a Memorandum of Understanding by and between the Landlord and the City, dated April 29, 1999, Landlord has agreed to take certain steps to achieve the goal that fifty percent (50%) of certain employment opportunities created in the office and retail segments of the Property will be made available to Boston residents, and to deliver a letter to Tenant upon execution of a lease urging and encouraging (but not requiring) Tenant to take the same steps. Tenant hereby acknowledges receipt of said letter, a copy of which is appended hereto as Exhibit G, as required by said Memorandum of Understanding.
     (b) Transportation Access Plan. Pursuant to a Transportation Access Plan Agreement (“TAPA”) by and between the Landlord and the City, as amended to date, Landlord has agreed to take certain steps to reasonably minimize the automobile traffic impacts resulting from the operation of the Brighton Landing project, including: (i) implementing a Construction Management Plan relating to the construction phase of the Brighton Landing project, (ii) establishing a Transportation Demand Management Program (“TDM”) to discourage single occupancy vehicle trips and encourage the use of public transit for all trips to the Brighton Landing project, and (iii) establishing certain parking and loading policies relating to the ongoing operations at the Brighton Landing project. In connection with the foregoing, the Landlord has agreed to designate a Transportation Coordinator to work with and encourage tenants to cooperate with the Landlord in furthering the mitigation measures set forth in the TAPA. Tenant hereby covenants and agrees to: (i) comply with the terms of the Construction Management Plan when undertaking construction activities at the Brighton Landing project, (ii) comply with the parking and loading provisions of the TAPA, and (iii) cooperate with the Transportation Coordinator, and make reasonable efforts to implement relevant provisions of the TDM. A copy of the TAPA is located in the office of the Managing Agent and is available for review by Tenant during business hours.
6.2 TENANT’S REPRESENTATIONS AND WARRANTIES.
     Tenant warrants and represents to Landlord as of the date hereof and as of the Commencement Date as follows:

     6.2.1 Authority — it (i) is duly organized, validly existing and in good standing under the laws of its state of organization, (ii) has the power and authority to carry on businesses now being conducted and is qualified to do business in every jurisdiction where such qualification is necessary and (iii) has the power to execute and deliver and perform its obligations under this Lease;
     6.2.2 Due Execution — the execution, delivery and performance by Tenant of its obligations under this Lease (i) have been duly authorized by all requisite action; (ii) will not violate any provision of law, any order of any court or other agency of government, or the corporate charter or bylaws of the Tenant; and (iii) will not contravene or result in a violation, breach or default of any indenture agreement, or other agreement or contractual obligation of Tenant.
     6.2.3 Litigation — There are no other suits, actions or proceedings pending or threatened, to the best of Tenant’s knowledge, that might interfere with Tenant’s obligation to perform hereunder.
ARTICLE  VII DAMAGE AND DESTRUCTION; CONDEMNATION
7.1 FIRE OR OTHER CASUALTY
     7.1.1 Subject to the provisions of Section 7.1.2 hereof, and the terms of the Condominium Documents, in the event during the Term hereof the East Unit shall be partially damaged (as distinguished from “substantially damaged” as such term is hereinafter defined) by fire, explosion, casualty or any other occurrence covered or as may be required to be covered, as herein provided, by Landlord’s insurance, or by such casualty plus required demolition, or by action taken to reduce the impact of any such event, Landlord shall forthwith proceed to repair such damage and restore the East Unit, or so much thereof as was originally constructed or delivered by Landlord to substantially its condition at the time of such fire, explosion, casualty or occurrence, provided that Landlord shall not be obligated to expend for such repair an amount in excess of the insurance proceeds recovered as a result of such damage and, further provided that Tenant is not then in default of any of its obligations under this Lease beyond any applicable cure period. Landlord shall not be responsible for any delay which may result from any cause beyond Landlord’s reasonable control.
     7.1.2 If, however, (i) the East Unit, should be damaged or destroyed (a) by fire or other casualty (1) to the extent of 50% or more of the cost of replacement, or (2) so that 50% or more of the principal area contained in the Premises shall be rendered unusable for the purposes originally constructed, or (b) by any casualty other than those covered by insurance policies required to be maintained by Landlord under this Lease (hereinafter “substantially damaged”), or (ii) the East Unit, or the Premises shall be substantially damaged in whole or in part during the last 2 years of the Term, or (iii) there shall be damage to the Premises of a character as cannot reasonably be expected to be repaired within 12 months from the date of casualty, or (iv) such restoration involves the demolition of or repair of damage to 50% percent or more of the Premises, or (v) applicable law requires the demolition of the East Unit or forbids the rebuilding of the damaged portion of the East Unit, except for restrictions of the zoning code for which relief can be obtained, or (vi) the Condominium Documents requires the demolition of the East Unit or forbids the rebuilding of the damaged portion of the East Unit; or (vii) such restoration requires repairs in an amount in excess of the insurance proceeds recovered or recoverable, then Landlord or Tenant may, at their option, terminate this Lease and notify the other party as to their election within 90 days after such fire or casualty. If either party elects to terminate this Lease, the Term hereof shall end on the date specified in the notice (which shall be the end of a calendar month and not sooner than 30 days after such election was made). If neither Landlord nor Tenant elects to terminate this Lease as provided herein, then Landlord shall perform such repairs as are set forth in Section 7.1.3 hereof and Tenant shall perform such repairs in the East Unit as are set forth in Section 7.1.4 hereof, and the Term shall continue without interruption and this Lease shall remain in full force and effect, subject to the rent abatement set forth in Section 7.1.7.
     7.1.3 If neither Landlord nor Tenant elects to terminate this Lease as provided in Section 7.1.2 hereof and if Tenant is not then in default of any of its obligations under the Lease beyond any applicable notice or cure period provided for herein, Landlord shall reconstruct as much of the Premises as was originally constructed by Landlord (it being understood by Tenant that Landlord shall not be responsible for any reconstruction of leasehold improvements made by Tenant, which reconstruction is the sole responsibility of Tenant) to substantially its condition at the time of such damage, but Landlord shall not be responsible for any delays which may result from any cause beyond Landlord’s reasonable control, and in no event shall Landlord be required to expend amounts for such restoration in excess of the insurance proceeds recovered by Landlord.
     7.1.4 If neither Landlord nor Tenant elects to terminate this Lease as provided in Section 7.1.2 hereof, Tenant shall, at its own cost and expense, repair and restore the Premises in accordance with the provisions of Section 3.4 hereof to the extent not required to be repaired by Landlord pursuant to the provisions of this Section 7.1, including, but not limited to, the repairing and/or replacement of its merchandise, trade fixtures, furnishings and equipment in a manner and to at least a condition equal to that prior to its damage or destruction. Tenant agrees to commence the performance of its work when notified by Landlord that the work to be performed by Tenant can, in accordance with good construction practices, then be commenced and Tenant shall complete such work as promptly thereafter as is practicable, but in no event more than 120 days thereafter, provided, however, that Tenant shall not be responsible for any delay which may result from any cause beyond Tenant’s reasonable control, and in no event shall Tenant be obligated to expend for such repair an amount in excess of the insurance proceeds recovered as a result of such damage.
     7.1.5 All proceeds payable from Landlord’s insurance policies with respect to the Premises and the East Unit shall belong to and shall be payable to Landlord. If neither Landlord nor Tenant elects to terminate this Lease as provided in Section 7.1.2 hereof, Landlord shall disburse and apply so much of any insurance recovery as shall be necessary against the cost to Landlord for restoration and reconstruction as provided for herein.

     7.1.6 Any obligation of the Landlord set forth in this Section 7.1 to restore the Premises shall be subject to the prior rights of Landlord’s mortgagee in any insurance proceeds.
     7.1.7 In the event that the provisions of Section 7.1.1 or Section 7.1.2 shall become applicable, the Annual Base Rent and additional rent shall be abated or reduced proportionately during any period in which, by reason of such damage or destruction, there is substantial interference with the operation of the business of Tenant in the Premises, having regard to the extent to which Tenant may be forced to discontinue its business in the Premises, and such abatement or reduction shall continue for the period commencing with such destruction or damage and ending with the later of the completion by Landlord of such work of repair and/or reconstruction of the Premises as Landlord is obligated to do, or the end of the 120 day period set forth in Section 7.1.4 for completion by Tenant of such work or repair and/or reconstruction of the Premises as Tenant is obligated to do.
7.2 EMINENT DOMAIN.
     If, after the execution and before termination of this Lease, the entire Premises or the East Unit shall be taken by eminent domain or destroyed by the action of any public or quasi public authority, or in the event of conveyance in lieu thereof, the Term shall cease as of the day possession shall be taken by such authority, and Tenant shall pay rent up to that date with a pro-rata refund by Landlord of such rent and additional rent as shall have been paid in advance for a period subsequent to the date of the taking of possession.
     If less than 40% of the Premises shall be so taken or conveyed, this Lease shall cease only as respects the parts so taken or conveyed, as of the day possession shall be taken, and Tenant shall pay rent up to that day, with an appropriate refund by Landlord of such rent as may have been paid in advance for a period subsequent to the date of the taking of possession, and thereafter the Annual Rent shall be equitably adjusted. Pending agreement of such rental adjustment, Tenant agrees to pay to Landlord the Annual Base Rent in effect immediately prior to the taking by eminent domain. Landlord shall at its expense make all necessary repairs or alterations so as to constitute the remaining Premises a complete architectural unit.
     If more than 40% of the Premises or the East Unit shall be so taken or conveyed, then the Term shall cease only as respects the part so taken or conveyed, from the day possession shall be taken, and Tenant shall pay rent to that date with an appropriate refund by Landlord of such rent as may have been paid in advance for a period subsequent to the date of the taking of possession, provided, however that if more than 40% of the Premises or the East Unit is so taken or conveyed, Landlord or Tenant shall have the right to terminate this Lease upon notice to the other party in writing within 30 days of receiving notice of such taking or conveyance. If Landlord and Tenant do not elect to terminate the Lease, all of the terms herein provided shall continue in effect except that the Annual Base Rent shall be equitably adjusted, and Landlord shall make all necessary repairs or alterations so as to constitute the remaining premises a complete architectural unit.

     All compensation awarded for any such taking or conveyance, whether for the whole or a part of the Premises, shall be the property of Landlord, whether such damages shall be awarded as compensation for diminution in the value of the leasehold or of the fee interest in the Premises, and Tenant hereby assigns to Landlord all of Tenant’s right, title and interest in and to any and all such compensation; provided, however, that Tenant shall be entitled to seek a separate award for Tenant’s stock, trade fixtures and relocation expense.
     In the event of any taking of the Premises or the East Unit or any part thereof for temporary use, this Lease shall be and remain unaffected thereby and rent shall not abate, unless such taking substantially interferes with Tenant’s use of the Premises, its access thereto, or its parking rights hereunder. In not event shall “temporary use” be deemed to include a period in excess of seven (7) consecutive days.
ARTICLE  VIII  RIGHTS OF HOLDERS OF SECURITY INSTRUMENTS
8.1 PRIORITY OF LEASE.
     This Lease and all rights of Tenant hereunder shall be subject and subordinate to the lien of all present and future ground or master leases of the East Unit and the Brighton Landing Condominium, and to the lien of all mortgages or deeds of trust (such leases, master leases, mortgages and deeds of trust referred to collectively herein as “Security Instruments”), now or hereafter encumbering Landlord’s interest in the East Unit (the “Security Property”), if any, and to all renewals, extensions, modifications, consolidations and replacements thereof; and to all advances made or hereafter to be made upon the security of any such Security Instruments. This subordination provision shall be self-operative, and no further instrument of subordination shall be required with respect to any such Security Instrument. Notwithstanding that this subordination provision shall be self-operative, upon the request of Landlord or the holder or lessor of any such Security Instrument (such holders and lessors being collectively referred to herein as “Holders”), Tenant shall execute, acknowledge and deliver to Landlord and the Holder of such Security Instrument, within fifteen (15) days after notice from Landlord, any and all instruments (the “Subordination Agreements”) that may be reasonably requested by Landlord or such Holder to evidence the subordination of this Lease to the lien of such Security Instrument, and each such renewal, modification, consolidation, replacement and extension thereof, provided that the terms of such Subordinations Agreements are commercially reasonable and in accordance with the provisions of this paragraph. Provided further that any such Subordination Agreements of the Holder of such Security Instrument, shall provide that, notwithstanding any default under such Security Instrument, or any foreclosure thereof, or the enforcement by the Holder of any rights or remedies thereunder or otherwise: (i) this Lease shall remain in full force and effect, (ii) Tenant shall be permitted to remain in quiet and peaceful possession of the Premises throughout the Lease Term, subject, however, to the terms and provisions of this Lease, and (iii) Tenant shall attorn to the Holder of such Security Instrument. Tenant agrees that it will not unreasonably withhold, delay or defer the execution of an agreement of modification of this Lease (whether in the form of an amendment or a separate agreement) reasonably requested by any Holder of a Security Instrument, provided such modifications do not increase the financial obligations of Tenant hereunder or materially adversely affect the leasehold interest hereby created. Notwithstanding any provision of this section to the contrary, any Holder of any Security Instrument may at any time elect to subordinate the lien of its Security Instrument to this Lease without obtaining Tenant’s consent by filing with the appropriate recording office a notice of such election, whereupon Tenant’s rights and interests hereunder shall have priority over such Security Instrument.
8.2 RIGHTS OF HOLDERS OF SECURITY INSTRUMENTS; LIMITATION OF HOLDER’S LIABILITY.
     Until the Holder of a Security Instrument shall enter and take possession of the Security Property for the purpose of foreclosure or otherwise pursuant to a Security Instrument, such Holder shall have only such rights of Landlord as are necessary to preserve the integrity of this Lease as security. Upon entry and taking possession of the Security Property for the aforesaid purposes, such Holder shall have all the rights and obligations of Landlord. Notwithstanding any other provision of this Lease to the contrary, no such Holder shall be liable to perform, or be liable in damages for failure to perform, any of the obligations of Landlord unless and until such Holder shall enter and take possession of the Security Property for the purpose of foreclosure or otherwise pursuant to a Security Instrument. Upon entry for the purpose of foreclosure or otherwise pursuant to a Security Instrument, such Holder shall be liable to perform all of the obligations of Landlord, subject to and with the benefit of the provisions of Section 8.3, provided that a discontinuance of any foreclosure proceeding or other proceeding pursuant to a Security Instrument shall be deemed a conveyance under said provisions to the owner of the equity of the Security Property.
8.3 HOLDER’S ELECTION.
     If prior to substantial completion of Landlord’s initial construction obligations hereunder, any Holder enters and takes possession of the Security Premises for the purpose of foreclosing or otherwise pursuant to a Security Instrument, such Holder may elect, by written notice given to Tenant and Landlord at any time within 90 days after such entry and taking of possession, not to perform Landlord’s initial construction obligations hereunder, and in such event such Holder and all persons claiming under it shall be relieved of all obligations to perform, and all liability for failure to perform, said Landlord’s initial construction obligations hereunder, and Tenant may terminate this Lease and all its obligations hereunder by written notice to Landlord and such Holder given within 30 days after the day on which such Holder shall have given its notice as aforesaid. Nothing herein is intended to limit Tenant’s right to make a claim against Landlord or Landlord’s share, if any, of any foreclosure proceeds with respect to damages resulting to Tenant from a termination of this Lease pursuant to this §8.3.
8.4 NO PREPAYMENT OR MODIFICATION, ETC.
     Tenant shall not pay Annual Base Rent, additional rent, or any other charge more than twenty (20) days prior to the due date thereof.

8.5 NO RELEASE OR TERMINATION.
     No act or failure to act on the part of Landlord which would entitle Tenant under the terms of this Lease, or by law, to be relieved of Tenant’s obligations hereunder or to terminate this Lease, shall result in a release or termination of such obligations or a termination of this Lease unless (i) Tenant shall have first given written notice of Landlord’s act or failure to act to any Holders of a Security Instrument of record, if any, specifying the act or failure to act on the part of Landlord which could or would give basis to Tenant’s rights and (ii) such Holders, after receipt of such notice, have failed or refused to correct or cure the condition complained of within the time period specified herein for the curing of such default by Landlord, but nothing contained in this Section 8.5 shall be deemed to impose any obligation on any such Holder to correct or cure any such condition.
8.6 APPROVAL OF LEASE BY LENDER.
     Tenant acknowledges and agrees that pursuant to the terms of that certain mortgage loan (the “AIB Loan”) by Anglo Irish Bank (“AIB”), or any successor loan encumbering the East Unit, this Lease (and any Guaranty relating to the Lease, if applicable) may be subject to the ongoing oversight of AIB or any successor lender, and that in connection with such approval and ongoing oversight, Tenant shall provide comprehensive financial information with respect to the Tenant (and any Guarantor of the Lease, if applicable) subject to AIB or any successor lender executing a commercially standard non-disclosure agreement with Tenant. In addition, at the request of either Landlord or AIB or any successor lender, Tenant agrees to provide such financial information (i) to AIB from time to time during the Term of the Lease, but no more often than annually, at the written request of AIB, and (ii) to Landlord in connection with the sale or refinance of the property, but no more often than annually, at the written request of Landlord subject to AIB or any successor lender executing a commercially standard non-disclosure agreement with Tenant.
8.7 CONTINUING OFFER.
     The covenants and agreements contained in this Lease with respect to the rights, powers and benefits of a Holder of a Security Instrument (particularly, without limitation thereby, the covenants and agreements contained in this Article VIII) constitute a continuing offer to any person, corporation or other entity, which by accepting or requiring an assignment of this Lease or by entry or foreclosure assumes the obligations herein set forth with respect to such Holder; such Holder is hereby constituted a party to this Lease as an obligee hereunder to the same extent as though its name were written hereon as such; and such Holder shall be entitled to enforce such provisions in its own name.
ARTICLE  IX  DEFAULT
9.1 EVENTS OF DEFAULT BY TENANT.
     If Tenant fails to pay Annual Rent or any other payment obligation hereunder when due (provided, however, that payment of by Tenant of the monthly installment of Annual Rent and other payment obligations due therewith not more than five (5) days after the due date shall not be considered a default hereunder provided that such late payment does not occur more than once in any twelve (12) month period); or if Tenant fails to execute or deliver any estoppel certificate or other document described in any section of this Lease within the time period prescribed therein, and such failure continues for five days after receiving notice of such default; or if any default by Tenant with respect to any other non-monetary obligation hereunder continues for more than thirty (30) days after notice and such additional time, if any, as is reasonably necessary to cure the default if the default is of such a nature that it cannot reasonably be cured in thirty (30) days and Tenant diligently and continuously prosecutes such cure to completion; or if Tenant abandons the Premises for ninety (90) consecutive days; or if Tenant becomes insolvent, fails to pay its debts as they fall due, files a petition under any chapter of the U.S. Bankruptcy Code, 11 U.S.C. 101 et seq., as it may be amended (or any similar petition under any insolvency law of any jurisdiction), or if such petition is filed against Tenant and not dismissed within sixty (60) days of such filing; or if Tenant proposes any dissolution, liquidation, composition, financial reorganization or recapitalization with creditors, makes an assignment or trust mortgage for benefit of creditors, or if a receiver, trustee, custodian or similar agent is appointed or takes possession with respect to Tenant; or if the leasehold hereby created is taken on execution or other process of law in any action against Tenant; then and “Event of Default” shall be deemed to have occurred by Tenant, and in any such case, Landlord and the agents and servants of Landlord may, in addition to and not in derogation of any remedies for any preceding breach of covenant, immediately or at any time thereafter and without further notice, at Landlord’s election, do any one or more of the following: (i) give Tenant written notice stating that the Lease is terminated, effective upon the giving of such notice or upon a date stated in such notice, as Landlord may elect, in which event the Lease shall be irrevocably extinguished and terminated as stated in such notice without any further action, or (ii) with or without process of law, in a lawful manner enter and repossess the Premises as of Landlord’s former estate, and expel Tenant and those claiming through or under Tenant, and remove its and their effects, without being guilty of trespass, in which event the Lease shall be irrevocably extinguished and terminated at the time of such entry, or (iii) pursue any other rights or remedies permitted by law. Any such termination of the Lease shall be without prejudice to any remedies which might otherwise be used for arrears of rent or prior breach of covenant, and in the event of such termination Tenant shall remain liable under this Lease as hereinafter provided. Tenant hereby waives all statutory rights (including, without limitation, rights of redemption, if any) to the extent such rights may be lawfully waived, and Landlord, without notice to Tenant, may store Tenant’s effects and those of any person claiming through or under Tenant at the expense and risk of Tenant and, if Landlord so elects, may sell such effects at public auction or private sale and apply the net proceeds to the payment of all sums due to Landlord from Tenant, if any, and pay over the balance, if any, to Tenant.
9.2 TENANT’S OBLIGATIONS AFTER TERMINATION.
     In the event that this Lease is terminated under any of the provisions contained in Section 9.1 or shall be otherwise terminated for breach of any obligation of Tenant, Tenant covenants to pay forthwith to Landlord all amounts theretofore owing to Landlord under the Lease, together with, as compensation, the excess of the total rent reserved for the residue of the Term over the rental value of the Premises for said residue of the Term. In calculating the rent reserved, there shall be included, in addition to the Annual Base Rent and all additional rent, the value of all other consideration agreed to be paid or performed by Tenant for said residue. Tenant further covenants as an additional and cumulative obligation after any such ending to pay punctually to Landlord all the sums and perform all the obligations which Tenant covenants in this Lease to pay and to perform in the same manner and to the same extent and at the same time as if this Lease had not been terminated. In calculating the amounts to be paid by Tenant under the next foregoing covenant, Tenant shall be credited with any amount paid to Landlord as compensation as provided in the first sentence of this Section 9.2 and also with the net proceeds of any rents obtained by Landlord by reletting the Premises, after deducting all Landlord’s reasonable expenses in connection with such reletting, including, without implied limitation, all repossession costs, brokerage commissions, reasonable fees for legal services and expenses of preparing the Premises for such reletting, it being agreed by Tenant that Landlord may (i) relet the Premises or any part or parts thereof for a term or terms which may at Landlord’s option be equal to or less than or exceed the period which would otherwise have constituted the balance of the Term and may grant such concessions and free rent as Landlord in its commercially reasonable judgment considers advisable or necessary to relet the same and (ii) make such alterations, repairs and decorations in the Premises as Landlord in its commercially reasonable judgment considers advisable or necessary to relet the same for the Permitted Uses, and no action of Landlord in accordance with the foregoing or failure to relet or to collect rent under reletting shall operate or be construed to release or reduce Tenant’s liability as aforesaid.
     Nothing contained in this Lease shall, however, limit or prejudice the right of Landlord to prove and obtain in proceedings for bankruptcy or insolvency by reason of the termination of this Lease, an amount equal to the maximum allowed by any statute or rule of law in effect at the time when, and governing the proceedings in which, the damages are to be proved, whether or not the amount be greater, equal to, or less than the amount of the loss or damages referred to above.
9.3 EVENTS OF DEFAULT BY LANDLORD.
     If Landlord defaults in any obligation hereunder, Landlord shall be in default hereunder and if such default continues for more than thirty (30) days after notice and such additional time, if any, as is reasonably necessary to cure the default if the default is of such a nature that it cannot reasonably be cured in thirty (30) days and Landlord diligently and continuously prosecutes such cure to completion, then an “Event of Default” shall be deemed to have occurred by Landlord, whereupon Tenant’s sole remedy hereunder shall be an action for damages or specific performance, but in no event shall Tenant have a right to Terminate the Lease.
ARTICLE X MISCELLANEOUS
10.1 NOTICES FROM ONE PARTY TO THE OTHER.
     All notices required or permitted hereunder shall be in writing and addressed, if to the Tenant, at Tenant’s Address or such other address as Tenant shall have last designated by notice in writing to Landlord and, if to Landlord, at Landlord’s Address or such other address as

Landlord shall have last designated by notice in writing to Tenant. A copy of all notices to Landlord shall be sent to Paul N. Bell, Esq., Law Offices of Paul N. Bell, 20 Guest Street, Suite 100, Brighton, MA 02135. Any notice shall have been deemed duly given if mailed to such address postage prepaid, registered or certified mail, return receipt requested, delivered by the U.S. Postal Service, or if delivered to such address by hand, when so delivered, or if deposited, fees prepaid, with a nationally recognized overnight courier service that provides written evidence of delivery, when so received.
10.2 BIND AND INURE.
     The obligations of this Lease shall run with the land, and this Lease shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, except that the Landlord named herein and each successive owner of the Premises shall be liable only for the obligations accruing during the period of its ownership. The obligations of Landlord shall be binding upon the assets of Landlord which comprise the Property but not upon other assets of Landlord. No individual member, officer, director or employee of Landlord shall be personally liable under this Lease and Tenant shall look solely to Landlord’s interest in the Premises and the Property in pursuit of its remedies upon an Event of Default hereunder. No shareholder, director, officer or employee of Tenant shall be personally liable under this Lease.
10.3 NO SURRENDER.
     No act by Landlord or Managing Agent shall be deemed an acceptance of a surrender of the Premises, and no agreement to accept a surrender of the Premises shall be valid unless it is in writing and signed by Landlord.
10.4 NO WAIVER, ETC.
     The failure of either party hereto to seek redress for violation of, or to insist upon the strict performance of any covenant or condition of this Lease shall not be deemed a waiver of such violation or lack of strict performance. The receipt by Landlord or payment by Tenant of Annual Base Rent or additional rent with knowledge of the breach of any covenant of this Lease shall not be deemed a waiver of such breach unless such waiver be in writing and signed by the Landlord. No consent or waiver, express or implied, by either party to or of any breach of any other agreement or duty shall be construed as a waiver or consent to or of any other breach of the same or any other agreement or duty.
10.5 NO ACCORD AND SATISFACTION.
     No acceptance by Landlord of a lesser sum than the Annual Base Rent and additional rent then due shall be deemed to be other than on account of the earliest installment of such rent due, nor shall any endorsement or statement on any check or any letter accompanying any check or payment as rent be deemed as accord and satisfaction, and Landlord may accept such check or payment without prejudice to Landlord’s right to recover the balance of such installment or pursue any other remedy in this Lease provided.

10.6 CUMULATIVE REMEDIES.
     The specific remedies to which Landlord or Tenant may resort under the terms of this Lease are cumulative and are not intended to be exclusive of any other remedies or means of redress to which it may be lawfully entitled in case of any breach or threatened breach by Tenant or Landlord of any provisions of this Lease.
10.7 LANDLORD’S RIGHT TO CURE.
     Upon an Event of Default by Tenant of any obligation under this Lease, Landlord shall have the right, but shall not be obligated to perform such obligation, notwithstanding the fact that no specific provision for such substituted performance by Landlord is made in this Lease with respect to such default. In performing such obligation, Landlord may make any payment of money or perform any other act. All sums so paid by Landlord (together with interest at the rate of 4% per annum in excess of the then prime commercial rate of interest being charged by commercial banks as published in the Wall Street Journal or similar successor publication) and all reasonable and necessary incidental costs and expenses in connection with the performance of any such act by Landlord, shall be deemed to be additional rent under this Lease and shall be payable to Landlord immediately on demand. Landlord may exercise the foregoing rights without waiving any other of its rights or releasing Tenant from any of its obligations under this Lease.
10.8 ESTOPPEL CERTIFICATE.
     Landlord and Tenant agree, from time to time, upon not less than 10 days’ prior written request from one of the parties, to execute, acknowledge and deliver to the other party a statement in writing certifying that this Lease is unmodified and in full force and effect; that the party providing the statement has no defenses, offsets or counterclaims against its obligations to perform its covenants under this Lease; that, in the case of the Tenant providing such statement, the Tenant has no defenses, offsets or counterclaims against its obligations to pay the Annual Base Rent and additional rent under this Lease; that there are no uncured defaults of Landlord or Tenant under this Lease (or, if there have been modifications, that this Lease is in full force and effect as modified and stating the modifications, and, if there are any defenses, offsets, counterclaims, or defaults, setting them forth in reasonable detail); the dates to which the Annual Base Rent, additional rent and other charges have been paid; and any other information reasonably requested by Landlord or Tenant. Any such statement delivered pursuant to this Section 10.9 shall be in a form reasonably acceptable to and may be relied upon by any prospective purchaser of the property including the Premises or any current or prospective Holder of a Security Instrument, or by a prospective lender of the Tenant. If Tenant fails to deliver such certificate within such 10 day period, Tenant hereby irrevocably appoints Landlord as its attorney-in-fact to execute such certificate on Tenant’s behalf, whereupon such certificate will be final and binding on Tenant.

10.9 WAIVER OF SUBROGATION.
     Landlord and Tenant each hereby releases the other from any liability and responsibility and waives and claim it may have relating to such liability and responsibility (which waiver includes anyone who may have a claim through or under them by way of subrogation or otherwise) for and loss or damage suffered by such waiving party for any injury to or death of any person or persons or damage to or theft, destruction, loss, or loss of use of any property relating to the Premises, the East Unit and the Condominium Common Elements, the Property, Landlord’s or Tenant’s fixtures, personal property, leasehold improvements, or the use thereof by Landlord and Tenant as contemplated by this Lease, to the extent that such loss or damage is actually insured against under any insurance policy actually carried by the waiving party or is required to be insured against by such waiving party pursuant to the terms of this Lease, regardless of whether the negligence or other misconduct of the other party caused such loss. Each party shall cause its insurance carrier to endorse all applicable policies waiving the carrier’s rights of recovery under subrogation or otherwise against the other party in accordance with the terms of this Lease. With respect to commercial general liability insurance, the parties hereto expressly acknowledge and agree that regardless of whether a waiver of subrogation endorsement is attached to such policy of Landlord and/or Tenant, it is the intention of the parties that such insurance is intended to cover any loss or damage caused by the acts or omissions of the insured wherever such acts or omissions occurred and to cover any vicarious liability of the non-liable party, and that the liable party hereby waives any claim it may have against the non-liable party to the extent such liability is insured against or required to be insured against as set forth above.
10.10 BROKERAGE.
     Tenant and Landlord represent and warrant that they dealt with no brokers in connection with this transaction other than the Broker and agree to defend, with counsel reasonably approved by the other, indemnify and save the other harmless from and against any and all cost, expense or liability for any compensation, commissions or charges claimed by a broker or agent, in connection with this Lease other than the Broker. The fees of the Broker shall be paid by the Landlord.
10.11 SUBMISSION NOT AN OFFER.
     The submission of a draft of this Lease or a summary of some or all of its provisions does not constitute an offer to lease or demise the Premises, it being understood and agreed that neither Landlord nor Tenant shall be legally bound with respect to the leasing of the Premises unless and until this Lease has been executed by both Landlord and Tenant and a fully executed copy has been delivered to each of them.

10.12 APPLICABLE LAW AND CONSTRUCTION.
     This Lease shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts, without regard to the principles of conflict of laws. If any term, covenant, condition or provision of this Lease or the application thereof to any person or circumstances shall be declared invalid or unenforceable by the final ruling of a court of competent jurisdiction having final review, the remaining terms, covenants, conditions and provisions of this Lease and their application to persons or circumstances shall not be affected thereby and shall continue to be enforced and recognized as valid agreements of the parties, and in the place of such invalid or unenforceable provision, there shall be substituted a like, but valid and enforceable provision which comports to the findings of the aforesaid court and most nearly accomplishes the original intention of the parties.
     There are no oral or written agreements between Landlord and Tenant affecting this Lease. This Lease may be amended, and the provisions hereof may be waived or modified, only by instruments in writing executed by Landlord and Tenant.
     The titles of the several Articles and Sections contained herein are for convenience only and shall not be considered in construing this Lease.
     Unless repugnant to the context, the words “Landlord” and “Tenant” appearing in this Lease shall be construed to mean those named above and their respective heirs, executors, administrators, successors and assigns, and those claiming through or under them respectively.
10.13 CONFIDENTIALITY
     The parties hereto acknowledge that the terms and conditions of this Lease are to remain confidential for the benefit of the Landlord and Tenant, and may not be disclosed by either party to anyone (other than to attorneys, accountants, insurers, consultants and creditors of the parties as may be necessary for Landlord or Tenant to conduct its business), by any manner or means, directly or indirectly, without the other parties’ prior written consent, which consent shall not be unreasonably withheld. The consent by either party to any disclosures shall not be deemed to be a waiver on the part of such party of any prohibition against any future disclosure. Notwithstanding the foregoing, Tenant shall have the right to publicly disclose this Lease and its terms to the extent required by applicable laws, rules or regulations, including any rules promulgated by the Securities and Exchange Commission, due to the fact the Tenant is a publicly traded company.
10.14 NOTICE OF LEASE.
     At the request of Tenant, the Parties hereto shall execute and deliver, after the Term begins, a short form of this Lease in form appropriate for recording or registration, and if this Lease is terminated before the Term expires, Tenant shall cooperate with Landlord and shall execute an instrument in such form acknowledging the date of termination.

10.15 INDEPENDENT COVENANTS.
     Notwithstanding any contrary term or provision of this Lease, Tenant’s covenants and obligations to pay Annual Base Rent and all additional Rent and to perform its other obligations hereunder are absolute, unconditional, and irrevocable obligations which are separate and independent from any of Landlord’s covenants, obligations, warranties or representations in this Lease.
[signatures appear on following page]

Signature Page to
Lease By and Between
Brighton Landing, LLC (Landlord)
and Amicas, Inc. (Tenant)
     EXECUTED as a sealed instrument in two or more counterparts on the day and year first above written.

LANDLORD: BRIGHTON LANDING, LLC
By:
	Name:	David C. Brodney
	Title:	Vice President

TENANT: AMICAS, INC.
By:
Name:
Title:

EXHIBIT A
Condominium Site Plan

EXHIBIT B
Premises Plan

EXHIBIT C
Tenant Improvement Drawings and Specifications

EXHIBIT D
Property Tax Schedule

Fiscal	East Unit Tax Per	South Unit Tax	Total East Unit	Excess Property
Property Tax	Rentable Square	Allocation	Tax Per Rentable	Taxes Per Square
Year	Foot	(38.77%)	Square Foot	Foot
2008	3.43	0.57	4.00	0.00
2009	3.58	0.59	4.17	0.17
2010	3.74	0.61	4.35	0.35
2011	3.91	0.63	4.54	0.54
2012	4.08	0.66	4.74	0.74
     Note: The Property Taxes and Excess Property Taxes through June 30, 2012 have been determined pursuant to a special taxing arrangement in the form of Certified Project Approval for the Brighton Landing Project (the “Certified Project Approval”), under M.G.L. c. 23A §§ 3A — 3F, as approved by the City of Boston on May 12, 1999, and by the Economic Assistance Coordinating Council of the Massachusetts Office of Business Development (the “EACC”) on May 27, 1999. Notwithstanding anything to the contrary provided in the Lease, Tenant acknowledges and agrees that (a) after June 30, 2012, the Property Taxes and the Excess Property Taxes shall be determined based on the actual property taxes applicable to the East Unit and the South Unit as determined by the City of Boston Assessor’s Office, and Tenant’s Excess Share of Property Taxes shall be determined based upon such actual property taxes as so determined; and (b) if the Certified Project Approval is amended, modified, terminated or revoked, in whole or in part, by the City of Boston or the Commonwealth of Massachusetts, the Property Taxes and the Excess Property Taxes shall be determined based on the actual property taxes applicable to the East Unit and the South Unit as determined by the City of Boston Assessor’s Office, and Tenant’s Excess Share of Property Taxes shall be determined based upon such actual property taxes as so determined.

EXHIBIT E
Rules and Regulations
1.	The entrances, lobbies, passages, corridors, elevators, halls, courts, sidewalks, vestibules, and stairways shall not be encumbered or obstructed by Tenant, Tenant’s agents, servants, employees, licensees or visitors or used by them for any purposes other than ingress or egress to and from the Premises. Brighton Landing and the surrounding common areas are a non-smoking facility and Tenants will cooperate to ensure that its employees comply with this regulation.
2.	Tenant, or the employees, agents, servants, visitors or licensees of Tenant shall be directed to use the Smoking Shelter and no other location on the Brighton Landing Campus for the purpose of smoking. Chairs and ash urns will be appropriately placed in and about the shelter.
3.	The moving in or out of all safes, freight, furniture, or bulky matter of any description shall take place during the hours, which Landlord may determine from time to time. Landlord reserves the right to inspect all freight and bulky matter to be brought into the Premises. Landlord reserves the right to have Landlord’s structural engineer review Tenant’s floor loads on the Premises at Tenant’s expense.
4.	Tenant, or the employees, agents, servants, visitors or licensees of Tenant shall not, at any time or place, leave or discard any rubbish, paper, articles, or objects of any kind whatsoever outside the doors of the Premises or in the corridors or passageways of the Premises. No animals or birds shall be brought or kept in or about the Premises. Bicycles shall not be permitted in the buildings.
5.	Tenant shall not place objects against glass partitions or doors or windows or adjacent to any common space which would be unsightly from the Premises corridors or from the exterior of the Premises and will promptly remove the same upon notice from Landlord.
6.	Tenant shall not make noises, cause disturbances, create vibrations, odors or noxious fumes or use or operate any electric or electrical devices or other devices that emit sound waves or are dangerous to other tenants and occupants of the Premises or that would interfere with the operation of any device or equipment or radio or television broadcasting or reception from or within the Premises or elsewhere, or with the operation of roads or highways in the vicinity of the Premises, and shall not place or install any projections, antennae, aerials, or similar devices inside or outside of the Premises, without the prior written approval of Landlord.
7.	Tenant may not (without Landlord’s approval therefore, which approval will be signified on Tenant’s Plans submitted pursuant to the Lease) and Tenant shall not permit or suffer anyone to: (a) cook (which term shall not be deemed to include ordinary use of a conventional microwave oven) in the Premises; (b) place vending or dispensing machines of any kind in or about the Premises, except for food products and beverages in a manner compatible with the use of the Premises for office purposes; (c) at any time to sell, purchase or give away, or permit the sale, purchase, or gift of food in any form.

8.	Tenant shall not: (a) use the Premises for lodging, manufacturing or for any immoral or illegal purposes; or (b) use the Premises to engage in the manufacture or (c) use the Premises to engage in the manufacture or sale of, or for the use of, illegal drugs.
9.	No awning or other projections shall be attached to the outside walls or windows. No curtains, blinds, shades, screens or signs visible from the exterior of the Premises, other than those furnished by Landlord, shall be attached to, hung in, or used in connection with any window or door of the Premises without prior written consent of Landlord.
10.	No signs, advertisement, object, notice or other lettering shall be exhibited, inscribed, painted or affixed on any part of the outside or inside of the Premises if visible from outside of the Premises.
11.	Landlord will furnish door keys for doors in the Premises at the Commencement of the Lease. Tenant shall not affix additional locks on doors and shall purchase duplicate keys only from Landlord. In the event of the loss of any keys so furnished by Landlord, Tenant shall pay to Landlord the cost thereof.
12.	Tenant shall cooperate and participate in all reasonable and customary security programs affecting the Premises.
13.	Tenant assumes responsibility for protecting its space from theft, robbery and pilferage, which includes keeping doors locked and other means of entry to the Premises closed and secured.
14.	Tenant shall not make any room-to-room canvass to solicit business from other tenants in the Premises, and shall not exhibit, sell or offer to sell, use, rent or exchange any item or services in or from the Premises on a retail basis unless such use is specified in its Lease. Canvassing, soliciting and peddling in the Premises are prohibited and Tenant shall cooperate to prevent the same. Peddlers, solicitors and beggars shall be reported to the Leasing and Management Office.
15.	Tenant shall not install any resilient tile or similar floor covering in the Premises except with the prior written approval of Landlord, which approval shall not be unreasonably withheld. The use of the cement or other similar adhesive material is expressly prohibited.
16.	Tenant shall not waste electricity or water and agrees to cooperate fully with Landlord to assure the most effective operation of the Premise’s heating and air conditioning system and shall refrain from attempting to adjust controls, except with respect to thermostats, if any, located within the Premises. Tenant shall keep corridor doors closed except when being used for access.
17.	The water and wash closets and other plumbing fixtures shall not be used for any purposes other than those for which they were constructed, and no sweepings, rubbish rags, or other substances shall be thrown therein.

18.	Premises employees shall not be required to perform, and shall not be requested by any tenant or occupant to perform, any work outside of their regular duties, unless under specific instructions from the office of the Leasing and Management Office of the Premises.
19.	Tenant may request heating and/or air conditioning during other periods in addition to normal working hours by submitting its request in writing to the office of the Leasing and Management Office of the Premises no later than 2:00 p.m. the preceding work day (Monday through Friday) on forms available from the Leasing and Management Office. The request shall clearly state the start and stop hours of the “off-hour” service. Tenant shall submit to the Leasing and Management Office a list of personnel authorized to make such request. The Tenant shall be charged for such operation in the form of additional rent; such charges are to be determined by the Leasing and Management Office and shall be fair and reasonable and reflect the actual additional operating costs involved.
20.	Tenant covenants and agrees that its use of the Premises shall not cause a discharge of more than it’s pro rata share on a square foot basis of the design flow gallonage per day of sanitary (non-industrial) sewage for the Premises as disclosed to and approved by Tenant prior to the Term Commencement Date. Discharges in excess of that amount, and any discharge of industrial sewage, shall only be permitted if Tenant, at its sole expense, shall have obtained all necessary permits and licenses therefore, including without limitation permits from state and local authorities having jurisdiction thereof. If Tenant uses any materials other than ordinary cleaning solvents and other substances routinely used by office tenants in office buildings like the Premises, all of which must be used by Tenant in strict compliance with any applicable legal requirements, then Tenant shall submit to Landlord on December 31 of each year of the Term of this Lease a statement, certified by an authorized officer of Tenant, which contains the following information: name of all chemical, gases, and hazardous substances, used, generated, or stored on the Premises; type of substance (liquid, gas or granular); quantity used, stored or generated per year; method of disposal; permit number, if any, attributable to each substance, together with copies of all permits for such substance; and permit expiration date for each substance.

EXHIBIT F
Cleaning Specification For the East Unit
I.	Main Lobby and Entrances

Daily emptying of trash, vacuuming of carpeted areas, spot cleaning, sweeping, and damp mopping of hard surface floors, cleaning of glass and horizontal surfaces, wiping and polishing of elevator doors and other metal and hard surfaces.

Weekly, monthly or quarterly wiping of all horizontal surfaces, moldings, window ledges, lighting fixtures, high dusting in lobbies, stairwells and vestibules.

II.	Elevators

Daily vacuuming, cleaning of walls and doors, polishing of tracks and doors.

Weekly, monthly or quarterly edge vacuuming, ceiling polishing, panel dusting and cleaning.

III.	Receiving Areas

Daily sweeping and mopping of floors. Walls and doors to be washed.

Monthly pressure washing of floors and loading platforms.

IV.	Corridors, Stairs, Common Area

Daily vacuuming, spot cleaning and wiping.

Weekly or monthly dusting of railings, horizontal and vertical surfaces, high areas and heating and A/C diffusers. Damp mopping of stairs, edge vacuuming and hot water pressure extraction for carpeting.

V.	Restrooms and Showers

Daily emptying of receptacles, replacement of liners, cleaning and polishing of stainless steel, cleaning and sanitizing of urinals, sinks, toilets and showers, polishing of mirrors and chrome, sweeping and mopping of floors, spot cleaning and dusting, washing of tiles and partitions. Quarterly machine scrubbing of floors with a germicidal solution.

VI.	Office, Administrative Areas and Conference Rooms

Daily emptying of trash receptacles, replacement of liners, sweeping and damp mopping of hard surface floors, spot cleaning of carpets, vacuuming of all carpets, horizontal and vertical dusting and spot cleaning.

Weekly or monthly vacuuming of hard to reach areas, dusting of window sills, venetian blinds, counters, desks, tabletops, bookcases, and file cabinets.

VII.	Main Cafeteria and Tenant Kitchenettes

Daily emptying of trash receptacles, replacement of liners, vacuuming of carpets, spot cleaning, dusting and sanitizing of horizontal and vertical surfaces, cleaning of appliances, sweeping and damp mopping of floors.

Weekly, monthly or quarterly washing interior/exterior of receptacles, high speed floor buffing, scrubbing of tiled floors.

EXHIBIT G
Memorandum of Understanding Letter

EXHIBIT H
Additional Insured Endorsement Schedule
     Named as Certificate Holder on Certificate of Insurance:
Trustees of the Brighton Landing Condominium Trust
c/o B.V. Development, LLC
Brighton Landing East
20 Guest Street, Suite 100
Brighton, MA 02135-2040
     Named as Additional Insured:
Brighton Landing, LLC
WGBH Educational Foundation
Anglo Irish Bank Corporation, plc